UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

(Amendment No.         )
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Core-Mark Holding Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Core-Mark Holding Company, Inc.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080
www.Core-Mark.com

April 8, 2014

Dear Fellow Stockholders:

The Board of Directors of Core-Mark Holding Company, Inc. (“Core-Mark”) invites you to attend Core-Mark’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. PDT on Tuesday, May 20, 2014 at the Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California 94010. You will find directions to the Annual Meeting on the back cover of the accompanying Proxy Statement.

The Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the Annual Meeting. You may vote by proxy, by telephone, over the internet or by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by mail, telephone or via the internet, you still may attend the Annual Meeting and vote in person.

Thank you for your continued support of Core-Mark.

Sincerely,

Randolph I. Thornton	Thomas B. Perkins
Director and Chairman of the Board	President, Chief Executive Officer and Director

_______________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
________________
Core-Mark Holding Company, Inc.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080

April 8, 2014

The 2014 Annual Meeting of Stockholders of Core-Mark Holding Company, Inc. (“Core-Mark”) will be held as follows:

DATE:	Tuesday, May 20, 2014
TIME:	10:00 a.m. PDT
LOCATION:	Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California 94010
PURPOSE:	To consider and act upon the following proposals:
1. The election of eight (8) directors;
2. The approval of an advisory resolution to approve executive compensation;
3. The approval of an amendment to increase the number of shares available for awards under the 2010 Long-Term Incentive Plan by 450,000 shares; and
4. The ratification of the selection of Deloitte & Touche LLP as Core-Mark’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

In addition, we will consider the transaction of such other business that may properly come before the Annual Meeting. Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Core-Mark will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement and in favor of Proposals 2, 3 and 4.

Stockholders of record at the close of business on March 24, 2014 are entitled to vote at the Annual Meeting.

By order of the Board of Directors,

Gregory Antholzner
Vice President — Finance, Treasurer and Secretary

It is important that your shares be represented and voted,
whether or not you plan to attend the Annual Meeting.

YOU CAN CAST YOUR VOTE BY ANY OF THE FOLLOWING METHODS:
1. BY MAIL:
Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

2. BY TELEPHONE:
You may vote by telephone by calling 1-866-883-3382.

3. BY USING THE INTERNET:
You may vote via the internet at www.proxypush.com/core.

4. IN PERSON:
You may attend the Annual Meeting and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 20, 2014

Core-Mark’s Proxy Statement, including the form of Proxy Card, and 2013 Annual Report on Form 10-K are available on the Investor Relations page of the Company’s website (www.core-mark.com).

PROXY STATEMENT
________________
2014 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 20, 2014
________________
CORE-MARK HOLDING COMPANY, INC.
395 Oyster Point Blvd., Suite 415
South San Francisco, California 94080
________________
GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to stockholders of Core-Mark Holding Company, Inc. (“Core-Mark” or the “Company”) on or about April 8, 2014 in connection with the solicitation of proxies by the Board of Directors for Core-Mark’s Annual Meeting of Stockholders to be held at 10:00 a.m. PDT on Tuesday, May 20, 2014 at the Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California 94010. Core-Mark pays the cost of soliciting your proxy. Directors, officers and other Core-Mark employees also may solicit proxies by telephone or otherwise, but will not receive compensation for such services. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed by Core-Mark for their reasonable expenses.

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 24, 2014 are entitled to notice of and to vote at the meeting. As of such date, there were 11,524,202 shares of Core-Mark common stock outstanding, each entitled to one vote.

How to Vote

Stockholders of record described below may cast their votes by:

(1) signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope;

(2) calling 1-866-883-3382;

(3) accessing the internet at www.proxypush.com/core; or

(4) attending the Annual Meeting and voting in person.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions form included in the mailing.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Director of Investor Relations of Core-Mark at the address set forth above, by delivering a proxy bearing a later date or by voting in person at the meeting.

Quorum

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and shares that brokers do not have the discretionary authority to vote on a matter in the absence of timely instructions from the beneficial owners (broker non-votes) are treated as present for the purposes of determining a quorum.

Required Vote

Election of Directors - Our bylaws require that each director in an uncontested election be elected by the vote of the majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote. If the stockholders do not elect a nominee who is serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” In accordance with our bylaws and our Policy Regarding Election of Directors, such a holdover director will be required to tender his or her resignation to the Board of Directors. Our Nominating and Corporate Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. Our Board of Directors will consider the Nominating and Corporate Governance Committee’s recommendation and all other relevant factors, act on the resignation and publicly disclose its decision and the reasons for its decision within 90 days of the date that the results of the election are certified.

Approval of Executive Compensation - Advisory resolution to approve executive compensation (Proposal 2) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. In determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 2. Broker non-votes on Proposal 2 are not counted or deemed present or represented for purposes of determining whether stockholders have approved that proposal.

Approval of Amendment to 2010 Long-Term Incentive Plan and Reapproval of Performance Measures - The amendment to our 2010 Long-Term Incentive Plan (“2010 LTIP”) to increase the number of shares of our common stock reserved for issuance under the plan by 450,000 shares and to reapprove the performance measures that may apply to awards granted under our 2010 LTIP (Proposal 3) requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Unless marked to the contrary, proxies received will be voted “FOR” Proposal 3.

Ratification of Appointment of Accountants - Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 4) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Under Delaware law, in determining whether Proposal 4 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against Proposal 4. Under New York Stock Exchange (NYSE) rules, which govern brokers even if they hold NASDAQ securities, the ratification of the appointment of an independent registered accounting firm is considered a “routine” matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms.

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.
Additional Information

Additional information regarding the Company appears in our Annual Report on Form 10-K for the year ended December 31, 2013, which accompanies this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 20, 2014

Core-Mark’s Proxy Statement, including the form of Proxy Card, and 2013 Annual Report on Form 10-K are available on the Investor Relations page of the Company’s website (www.core-mark.com).

OWNERSHIP OF CORE-MARK COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth certain information as of March 24, 2014 regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our Board of Directors; and (iv) all members of our Board of Directors and executive officers as a group.

Except as otherwise noted below, each of the following individuals’ address of record is c/o Core-Mark Holding Company, Inc., 395 Oyster Point Boulevard, Suite 415, South San Francisco, California 94080.

Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 24, 2014, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Principal Securityholders:
T. Rowe Price Associates, Inc. (1)	1,170,762	10.2%
Advisory Research, Inc.(2)	927,466	8.0%
Dimensional Fund Advisors, L.P.(3)	870,606	7.6%
BlackRock, Inc.(4)	700,658	6.1%
Directors and Named Executive Officers:
Thomas B. Perkins(5)	61,947	*
Stacy Loretz-Congdon(5)	46,338	*
Christopher L. Walsh(5)	54,371	*
Scott E. McPherson(5)	42,440	*
William G. Stein(5)	10,086
Robert A. Allen(6)	12,432	*
Stuart W. Booth(6)	16,865	*
Gary F. Colter	8,282	*
Robert G. Gross(6)	14,736	*
L. William Krause(7)	1,221	*
Harvey L. Tepner(6)	14,356	*
Randolph I. Thornton	23,781	*
J. Michael Walsh	30,167
All directors and executive officers as a group (16 persons)	355,445	3.1%
____________

*	Represents beneficial ownership of less than 1%.

(1)
The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD, 21202. Share amounts listed are derived from T. Rowe Price Associates, Inc.’s Schedule 13G/A filing with the SEC on February 10, 2014.

(2)
The address of Advisory Research, Inc. is 180 N. Stetson Avenue, Suite 5500, Chicago, IL 60601, and it is a wholly-owned subsidiary of Piper Jaffray Companies. The address of Piper Jaffray Companies is 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402. Share amounts listed are derived from Piper Jaffray Companies’ Schedule 13G/A filing with the SEC on February 13, 2014.

(3)
The address of Dimensional Fund Advisors, L.P. is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Share amounts listed are derived from Dimensional Fund Advisors, L.P.’s Schedule 13G/A filing with the SEC on February 10, 2014.

(4)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. Share amounts listed are derived from BlackRock, Inc.’s Schedule 13G/A filing with the SEC on January 28, 2014.

(5)
Includes beneficial ownership of aggregate options and restricted stock units held by such individual and exercisable within 60 days of March 24, 2014 into the following amount of shares: Mr. Perkins - 20,371, Ms. Loretz-Congdon - 10,601, Mr. Walsh - 1,143, Mr. McPherson - 10,893, and Mr. Stein - 577.

(6)
Includes beneficial ownership of aggregate options held by such individual and exercisable within 60 days of March 24, 2014 into the following amount of shares: Mr. Allen - 2,249, Mr. Booth - 4,458, Mr. Gross - 7,500, and Mr. Tepner - 5,742.

(7)
Mr. Krause elected not to be considered for re-election to the Board at the 2014 annual meeting. As a result of Mr. Krause’s decision, the Board elected to decrease the size of the Board from nine directors to eight directors, effective as of the date of the 2014 annual meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of Core-Mark's equity securities (“10% Owners”) to file initial reports of their ownership of Core-Mark's equity securities and reports of changes in such ownership with the SEC. The Company prepares and files the Section 16(a) reports for its directors and executive officers. We believe that for 2013, all of our directors, executive officers and 10% Owners were in compliance with the disclosure requirements of Section 16(a).

PROPOSAL 1. ELECTION OF DIRECTORS

The current Board of Directors is made up of nine directors, each of whose term expires at the 2014 Annual Meeting. Mr. L. William Krause has decided not to stand for re-election. As such the Board elected to decrease the size of the Board from nine directors to eight directors, effective as of the date of the 2014 annual meeting. The following eight directors have been nominated for re-election to serve for a term of one year until the 2015 Annual Meeting and until their successors have been duly elected and qualified:

Robert A. Allen
Stuart W. Booth
Gary F. Colter
Robert G. Gross
Harvey L. Tepner
Randolph I. Thornton
J. Michael Walsh
Thomas B. Perkins

All of the nominees for election have consented to being named in this Proxy Statement and to serve if elected. Presented below is biographical information for each of the nominees.

The Board of Directors recommends that stockholders vote FOR the election of Messrs. Allen, Booth, Colter, Gross, Tepner, Thornton, Walsh and Perkins.

NOMINEES FOR DIRECTOR

Robert A. Allen, 64, has served as a Director of Core-Mark since August 2004. Mr. Allen was Acting Chief Operating Officer of the Fleming Companies, Inc. from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen received a Bachelor of Arts degree from the University of California at Berkeley. Mr. Allen was nominated to serve on the Board of Core-Mark principally based upon his extensive experience in the wholesale distribution industry and his significant knowledge of the Company, its operations and its history due to his prior service as Chief Executive Officer of Core-Mark International, Inc.

Stuart W. Booth, 63, has served as a Director of Core-Mark since August 2005. Mr. Booth is a retired Executive Vice President and Chief Financial Officer for Central Garden & Pet Company, a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies market. Mr. Booth was Chief Financial Officer of Central Garden & Pet Company from January 2002 to September 2009 and from January 2010 to December 2010. From January 2011 to June 2013, Mr. Booth served as a strategic and financial adviser to Central Garden & Pet Company. During 2001, Mr. Booth served as the Chief Financial Officer of RespondTV, Inc., an interactive television infrastructure and services company. From 1998 to 2000, Mr. Booth was Principal Vice President and Treasurer of Bechtel Group, Inc., an engineering, construction and project management firm. From 1975 to 1998, Mr. Booth served in various financial positions at Pacific Gas & Electric Company and related entities, including as a principal financial officer for financial operations, acquisitions and divestitures at PG&E Enterprises. Mr. Booth received a Bachelor of Arts degree in economics from California State University, Chico, and a Masters of Business Administration degree from California State University, San Francisco. Mr. Booth was nominated to serve on the Board of Core-Mark principally based upon his significant financial and accounting knowledge and his experience as a Chief Financial Officer of both public and private companies.

Gary F. Colter, 68, has served as a Director of Core-Mark since August 2004. Mr. Colter has been employed principally by CRS Inc., a corporate restructuring and strategy management consulting company since 2002 and currently serves as its President. Prior to that time, Mr. Colter was employed by KPMG, serving as: Vice Chairman of KPMG Canada from 2001 to 2002; Managing Partner - Global Financial Advisory Services and Member International Executive Team of KPMG International from 1998 to 2000; Vice Chairman - Financial Advisory Services, Chairman and Chief Executive Officer of KPMG Inc. and on the Management Committee of KPMG Canada from 1989 to 1998; and Partner of KPMG Canada and its predecessor, Peat Marwick, from 1975 to 2002. Mr. Colter is a member of the Board of Directors of Canadian Imperial Bank of Commerce (“CIBC”), Owens-Illinois, Inc., Revera, Inc. and Canadian Pacific Railway Limited. In addition, Mr. Colter serves as the Chair of the Governance Committee and a member of the Audit Committee at CIBC, the Chair of the Audit Committee and a member of the Governance Committee of Revera, Inc., a member of the Audit Committee and the Chair of the Governance Committee at Owens-Illinois, Inc. and a

member of the Audit Committee and Finance Committee at Canadian Pacific Railway Limited. Mr. Colter received a Bachelor of Arts degree in business administration from the Ivey Business School of the University of Western Ontario. Mr. Colter is a Fellow Chartered Accountant (“FCA”) (Canada). Mr. Colter was nominated to serve on the Board of Core-Mark principally based upon his significant financial and accounting knowledge, the insight he provides from his experience as a restructuring and strategy management consultant and his long and distinguished experience as a partner in a Big 4 accounting firm.

Robert G. Gross, 56, has served as Director of Core-Mark since October 2011. Mr. Gross serves as the Executive Chairman of Monro Muffler Brake, Inc., an undercar service provider headquartered in Rochester, New York, since his appointment in October 2012. Mr. Gross served as Chief Executive Officer of Monro Muffler Brake, Inc since January 1999 and was elected Chairman in August 2007. Prior to joining Monro Muffler Brake, Inc. in 1999, Mr. Gross was Chairman and Chief Executive Officer of Tops Appliance City, Inc., a consumer electronics and appliance retailer based in Edison, New Jersey, from 1995 to 1998. Mr. Gross also held various management positions at Eye Care Centers of America, Inc., a San Antonio, Texas, based optometry company owned by Sears, Roebuck & co., including President and Chief Operating Officer from 1992 through 1994, Executive Vice President and Chief Operating Officer from 1991 through 1992 and Senior Vice President from 1990 through 1991. Since November 2012, Mr. Gross also serves as a Trustee of the Boyd Group Income Fund (TSX: BYD.UN). Mr. Gross has a B.S. in Finance and a Masters in Business Administration from the University of Buffalo. Mr. Gross was nominated to serve on the Board because he brings more than twenty years of multi-retail experience, an outstanding record in successful capital allocation and proven experience at creating shareholder value.

Harvey L. Tepner, 57, has served as a Director of Core-Mark since August 2004 and is on the Board of the Post Confirmation Trust of the Fleming Companies. Mr. Tepner is a Principal of WL Ross & Co. LLC, a private equity and alternative investment fund manager (and a subsidiary of Invesco Ltd., a public mutual fund and asset management company), having joined WL Ross in February 2008. From 2002 to 2008, Mr. Tepner was a Partner at Compass Advisers, LLP in charge of its investment banking restructuring practice. Prior to that time, Mr. Tepner was a Managing Director of Loeb Partners Corporation from 1995 to 2002, and prior to Loeb, served as an officer in the corporate finance departments of Dillon, Read & Co. Inc. and Rothschild Inc. Mr. Tepner began his career with Price Waterhouse in Canada and is a Chartered Accountant and Chartered Professional Accountant (Canada). Mr. Tepner is a member of the Board of Directors of International Textile Group, Inc. and other private companies affiliated with WL Ross. Mr. Tepner received a Bachelor of Arts degree from Carleton University and a Masters of Business Administration degree from Cornell University. Mr. Tepner was nominated to serve on the Board of Core-Mark based upon his knowledge of the Company and the wholesale distribution industry, his overall expertise regarding business strategy and development, finance, mergers and acquisitions, corporate governance and the strategic and financial insight he provides from his experience restructuring and advising companies as an investment banker and a private equity investor.

Randolph I. Thornton, 68, has served as a Director and Chairman of the Board of Directors since August 2004 and is on the Board of the Post Confirmation Trust of the Fleming Companies. Mr. Thornton has served as the President and Chief Executive Officer of Comdisco Holding Company, Inc. since August 2004. From May 1970 to February 2004, Mr. Thornton was employed by Citigroup, Inc., most recently serving as a managing director until his retirement from Citigroup, Inc. in February 2004. Mr. Thornton is a member of the Board of Directors of Comdisco Holding Company, Inc. Mr. Thornton received a Bachelor of Arts degree in history from Lafayette College and a Master of Business Administration degree from Columbia Business School. Mr. Thornton was nominated to serve on the Board of Core-Mark principally based upon his extensive financial and accounting knowledge gained from his time with Citigroup and his experience both as a chief executive and as a member of the board of other companies.

J. Michael Walsh, 66, has served as a Director of Core-Mark since August 2004. From March 2003 to January 2013, Mr. Walsh served as our President and Chief Executive Officer and was our Executive Vice President - Sales from October 1999 to March 2003. From January 1996 to October 1999, Mr. Walsh served as the Senior Vice President - U.S. Distribution and was Senior Vice President - Operations from April 1991 to January 1996. Before joining Core-Mark, Mr. Walsh served as the Senior Vice President - Operations of Food Services of America. Mr. Walsh received a Bachelor of Science degree in industrial engineering from Texas Tech University and a Master of Business Administration degree from Texas A&M at West Texas. Mr. Walsh was nominated to serve on the Board of Core-Mark principally based upon his deep understanding of the wholesale distribution industry and his significant knowledge of the Company, its operations and its history due to his prior service as Core-Mark’s President and Chief Executive Officer.

Thomas B. Perkins, 55, has served as our President and Chief Executive Officer and Director since January 2013. From June 2007 to January 2013, Mr. Perkins served as our Senior Vice President - Resources. From September 2003 to June 2007, Mr. Perkins served as Vice President - U.S. Divisions and from January 2001 to August 2003, he served as the President of the Arizona distribution center. From September 1996 to December 2000, Mr. Perkins served as the President of our Spokane distribution center and from August 1993 to August 1996 served as Controller of our Los Angeles distribution center. Prior to joining Core-Mark, Mr. Perkins was a Controller with Pepsi-Cola Company from 1989 to 1993 and a Certified Public Accountant and consultant with Arthur Andersen from 1985 to 1987. Mr. Perkins received a Bachelor of Science degree from Northern Arizona University. Mr. Perkins was nominated to serve on the Board of Core-Mark principally based upon the Board’s belief that management should have a direct voice on the Board and due to Mr. Perkins’ long experience with the Company and the distribution industry.

BOARD OF DIRECTORS

Board of Directors

Our bylaws provide that the size of the Board of Directors shall be determined from time to time by our Board of Directors. Our Board of Directors currently consists of nine members. Mr. Krause elected not to be considered for re-election to the Board at the 2014 annual meeting. As a result of Mr. Krause’s decision, the Board elected to decrease the size of the Board from nine directors to eight directors, effective as of the date of the 2014 annual meeting. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. All of our non-employee directors, except for J. Michael Walsh who is our former CEO, are independent within the meaning of the rules of the NASDAQ Global Market and collectively constitute a majority of our Board of Directors.

Committees of the Board of Directors

Pursuant to our bylaws, our Board of Directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our Directors’ time and capabilities, our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each such committee is available on the Corporate Governance page of our website (http://ir.core-mark.com/corporate-governance.cfm). Printed copies of these charters may be obtained, without charge, by contacting the Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080, telephone 650-589-9445.

The following table summarizes the current membership of the Board and each of its committees:

Director	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert A. Allen	X		X	X
Stuart W. Booth	X	Chairman	X
Gary F. Colter	X	X		Chairman
Robert G. Gross	X	X	Chairman
L. William Krause	X		X	X
Harvey L. Tepner	X	X		X
Randolph I. Thornton	Chairman		X	X
J. Michael Walsh	X
Thomas B. Perkins	X

The current membership and functions of each committee are described below.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee reviews our financial statements, our filings with the SEC, the effectiveness of our internal control functions and prepares the Audit Committee report required under the rules of the SEC. In addition, the Audit Committee approves the services performed by our independent accountants and reviews their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Stuart W. Booth, Gary F. Colter, Robert G. Gross and Harvey L. Tepner, each of whom is a non-employee member of our Board of Directors and is independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations. Mr. Booth is currently the Chairman of the Audit Committee, and he, Mr. Colter, Mr. Gross and Mr. Tepner qualify as audit committee financial experts as defined under SEC rules. We believe the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the relevant federal securities laws and regulations and the current rules of the NASDAQ Global Market.

Compensation Committee

The Compensation Committee reviews and approves the Company’s overall management compensation philosophy, objectives and policies. The Compensation Committee establishes and reports to the Board of Directors regarding performance goals, including annual and long-term, for our CEO and other executive officers. The Compensation Committee also reviews and determines salaries, bonuses, and all other compensation incentive programs annually for our CEO and executive officers and makes recommendations to the Board of Directors regarding such programs. In addition, the Compensation Committee administers our equity incentive plans and reviews and determines equity-based compensation for our directors, officers and employees, and prepares the Compensation Committee report required under the rules of the SEC. Under its charter, the Compensation Committee may delegate any such responsibilities to one or more subcommittees of the Compensation Committee to the extent permitted by applicable law and the applicable rules of the NASDAQ Global Market. The current members of the Compensation Committee are Robert G. Gross, Robert A. Allen, Stuart W. Booth, L. William Krause, and Randolph I. Thornton, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the rules of the NASDAQ Global Market. Mr. Gross is currently the Chairman of the Compensation Committee. In addition to meeting the independence requirements, we believe the functions of our Compensation Committee complied with all other applicable rules and requirements of the NASDAQ Global Market.
Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorships and the size and composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The current members of the Nominating and Governance Committee are Gary F. Colter, Robert A. Allen, L. William Krause, Harvey L. Tepner and Randolph I. Thornton and are each independent within the meaning of the rules of the NASDAQ Global Market. Mr. Colter is currently the Chairman of the Nominating and Corporate Governance Committee. In addition to meeting the independence requirements, we believe the functions of our Nominating and Corporate Governance Committee complied with all other applicable rules and requirements of the NASDAQ Global Market.

Special Committees

From time to time our Board of Directors forms special committees made up of one or more directors to aid the Board in carrying out its roles and responsibilities. Such committees often examine issues of interest to the Board and the Company and report their findings back to the full Board.

Board, Committee and Annual Meeting Attendance

For the year ended December 31, 2013, the Board and its audit, compensation and governance committees held the following aggregate number of meetings:

Board of Directors	5
Audit Committee	8
Compensation Committee	4
Nominating and Corporate Governance Committee	4

Each of our directors attended 100% of the total number of the meetings of the Board and at least 75% of the committees indicated in the table above on which he served during the year.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Stockholders in the absence of a scheduling conflict or other valid reason. All of the members of our Board at such time attended the 2013 Annual Meeting.

Risk Assessment

The Audit Committee reviews the Company’s policies with respect to risk assessment and risk management related to financial reporting matters. Such reviews include discussions with management and the independent auditor regarding any significant risks or exposures the Company faces and an assessment of the steps management has taken to minimize such risks. The Audit Committee reports any material findings or concerns to the full Board.

The Board of Directors reviews the Company’s policies with respect to risk assessment and risk management for the Company as a whole. Such reviews include discussions with management regarding any significant risks or exposures the Company faces and an assessment of the steps management has taken to minimize such risks. The Board reviews the identified risks and determines the appropriate action, including but not limited to further analysis, a change in Company policy or other appropriate response.

Director Compensation

We reimburse the members of our Board of Directors for reasonable expenses in connection with their attendance at Board and committee meetings. Standard annual compensation for our non-employee directors for 2013 was comprised of a cash component and an equity component. The cash component consisted of an annual retainer, retainers for Committee Chairs and the Chairman of the Board and a fee for each Board, regular committee and special committee meeting attended. The equity component consisted of an annual grant of restricted stock units.

The following table lists the standard annual elements of non-employee director cash and equity compensation for 2013:

Compensation Component	2013 Compensation
Annual Board retainer(1)	$40,000
Annual Board Chairman retainer(1)	$50,000
Annual Committee Chairman retainer(1)	Audit Committee — $20,000 Compensation Committee — $10,000 Nominating and Corporate Governance Committee — $10,000
Board and Committee meeting fee	$1,500 per meeting
Restricted stock units	Annual grant with a fair value of $60,000(2)
____________

(1)	The annual Board retainer, annual Board Chairman retainer and the annual Committee Chairman retainers are paid in equal quarterly installments.

(2)	During 2013, each non-employee director received a grant of 1,221 restricted stock units under our 2010 LTIP. These restricted stock units fully vested on January 1, 2014.

The following table summarizes all compensation awarded to our non-employee directors in 2013:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert A. Allen	$59,500(2)	$60,000	$119,500
Stuart W. Booth	$84,000(3)	$60,000	$144,000
Gary F. Colter	$75,500(4)	$60,000	$135,500
Robert G. Gross	$75,500(5)	$60,000	$135,500
L. William Krause	$59,500(6)	$60,000	$119,500
Harvey L. Tepner	$65,500(7)	$60,000	$125,500
Randolph I. Thornton	$109,500(8)	$60,000	$169,500
J. Michael Walsh	$47,500(9)	$60,000	$107,500
____________

(1)	The directors were each granted 1,221 restricted stock units on February 5, 2013 at an aggregate fair value at date of grant of $60,000.

(2)	Consists of: $40,000 Board retainer and attendance at 13 meetings (at $1,500 per meeting).

(3)	Consists of: $40,000 Board retainer, $20,000 Audit Committee Chair retainer and attendance at 16 meetings (at $1,500 per meeting).

(4)	Consists of: $40,000 Board retainer, $10,000 Nominating and Corporate Governance Committee Chair retainer and attendance at 17 meetings (at $1,500 per meeting).

(5)	Consists of: $40,000 Board retainer, $10,000 Compensation Committee Chair retainer and attendance at 17 meetings (at $1,500 per meeting).

(6)	Consists of: $40,000 Board retainer and attendance at 13 meetings (at $1,500 per meeting).

(7)	Consists of: $40,000 Board retainer and attendance at 17 meetings (at $1,500 per meeting).

(8)	Consists of: $40,000 Board retainer, $50,000 Board Chairman retainer and attendance at 13 meetings (at $1,500 per meeting).
(9) (Consists of: $40,000 Board retainer and attendance at 5 meetings (at $1,500 per meeting).

Certain Relationships and Related Transactions

Transactions with Directors and Management

Under our Code of Business Conduct and Ethics, all transactions involving a conflict of interest (including transactions between the Company and an entity in which an officer, director, employee or family member has more than a 1% interest) must be disclosed to and discussed with the applicable Division President or our Chief Financial Officer. This policy specifically applies without limitation to purchases of goods or services by or from related parties or entities in which the related person has a material interest, indebtedness, or guarantees of indebtedness. Our Audit Committee Charter provides that the Audit Committee shall review, discuss and approve or disapprove any transactions or courses of dealing between the Company or its subsidiaries and related parties that exceed $100,000 in any calendar year and any transactions or course of dealing, regardless of amount, between the Company or its subsidiaries and related parties who are executive officers, directors or significant stockholders. In determining whether to approve or ratify a related party transaction or relationship, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Compensation Committee Interlocks and Insider Participation

Mr. Robert A. Allen, one of our directors and a member of the Compensation Committee, previously served as the Acting Chief Operating Officer of the Fleming Companies, Inc. (a predecessor entity) from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. (subsidiary and predecessor entity) and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen ended his employment with the Company in 2003 and the Board of Directors has determined Mr. Allen to be a non-employee director and independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Family Relationships

The only family relationship between any of the executive officers or directors is J. Michael Walsh who is Christopher L. Walsh’s uncle.

Corporate Governance

Core-Mark regularly reviews its policies, processes and procedures in the area of corporate governance to ensure that it is in compliance with all applicable rules and regulations and that it has sound governance policies in place.

Corporate Governance Guidelines and Principles

The Board has adopted Corporate Governance Guidelines and Principles that are posted on our corporate website, www.core-mark.com, under “Investor Relations”. The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, Director qualifications and nominations, Director responsibilities, executive sessions of the Board, committee functions, Director access to senior managers and independent advisors, Director compensation, Director orientation and continuing education, management succession and Board performance evaluations

The Committee’s Role and Responsibilities

Primary responsibility for Core-Mark’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee is responsible for, among other things, (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (ii) overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates or nomination of candidates by the Board; (iii) developing, recommending and overseeing implementation of our corporate governance guidelines and principles; and (iv) reviewing on a regular basis our overall corporate governance practices and procedures and recommending improvements when necessary. Described below are some of the significant corporate governance practices that have been instituted by our Board of Directors at the recommendation of the Governance Committee.

Director Independence
The Governance Committee reviews the independence of all Directors annually and reports its findings to the full Board. The Governance Committee has determined that each of the non-employee Directors is independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations.

Roles of the Chairman and the Chief Executive Officer

Although the Governance Committee has not adopted a formal policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer of the Company, the Governance Committee believes that the current separation of Chairman and CEO roles is beneficial to the Company as it helps to ensure an independent Board and allows management (including the CEO) to focus on the significant task of running the day to day operations of the Company. While the Governance Committee believes that the CEO should serve as a member of the Board to provide for a direct voice of management during Board deliberations and to serve as an important source of knowledge and experience regarding the Company’s operations, the Governance Committee believes the combination of the role of CEO with Chairman could distract the CEO from his primary role as leader of the Company’s business. In addition, the Governance Committee believes a non-management Chairman helps to ensure the independent operation of the Board when conflicts may occur between the interests of the overall Company and the interests of management.

Board Evaluation and Continuing Education

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. As part of this evaluation, the Governance Committee assesses the progress in the areas targeted for improvement a year earlier and develops recommendations to enhance the respective Board or committee effectiveness over the next year. The Governance Committee also assists the Board and its members regarding continuing education initiatives designed to help Board members stay current with developments in corporate governance and director best practices. The Governance Committee has established procedures for a formal orientation program and the continuing education of directors and the tracking of participation in such activities.

Policy Regarding Change in Principal Employment of Director

The Board has adopted a policy providing that when a Director’s principal employment or business association changes substantially during his or her tenure as a Director, the Director must offer his or her resignation to the Chairman of the Governance Committee for consideration by the Governance Committee. The Governance Committee will review whether it would be appropriate for the Director to continue serving on the Board and recommend to the Board whether, in light of the circumstances, the Board should accept the proposed resignation or request that the Director continue to serve.

Mandatory Retirement for Directors

The Board has adopted a policy whereby a person may not be nominated or re-nominated to serve as a Director if such person is 75 years of age or older on the date of the proposed meeting for the election of directors. The policy expressly provides that it may be waived with respect to the re-nomination of a Director upon the recommendation of the Governance Committee and approval of the Board.

Director Nomination Process

The Governance Committee reviews the skills, characteristics and experience of potential candidates for election to the Board of Directors and recommends nominees to the full Board for approval. In addition, the Governance Committee annually assesses the overall composition of the Board of Directors regarding factors such as size, composition, diversity, skills, significant experience and time commitment to Core-Mark to determine if the Board composition adequately meets the current needs of the Company.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

Candidates should possess a team-oriented ethic consistent with Core-Mark’s core values, and be committed to the interests of all stockholders as opposed to those of any particular constituency.

In considering candidates for director nominee, the Governance Committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the overall Board balance of diversity of perspectives, backgrounds and experiences. With respect to current directors, the Governance Committee considers past attendance at meetings and assesses participation in and contributions to the activities of the Board. The Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Governance Committee may seek input from the Company’s management or the Board, who may interview any candidate. The Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with the Company’s policy regarding nominations and qualifications of directors. The Governance Committee has previously retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates. To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080.

Director Nominations by Stockholders

Our bylaws require that a stockholder making a proposal must be a holder of record at the time of giving the required notice and must comply with certain other requirements contained in Article II, Section 14 of the Bylaws. To be timely, any nomination or other business to be brought before the annual meeting must be in writing and delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, with certain exceptions.

Our bylaws require that a stockholder making a nomination or proposal must provide the Company with certain information, including the ownership interests in Core-Mark, both direct and indirect, of the stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made.

For more information, see the discussion under “Stockholder Proposals for 2015 Annual Meeting”.

Business Conduct and Compliance

Core-Mark maintains a Code of Business Conduct and Ethics (“the Code”) that is applicable to all directors, officers and employees of the Company. It sets forth Core-Mark’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practice, and compliance with laws, rules and regulations. A copy of the Code is available on the Corporate Governance page of our website ( http://ir.core-mark.com/corporate-governance.cfm).

Core-Mark also maintains policies regarding insider trading and communications with the public (“Insider Trading Policy”) and procedures for the Audit Committee regarding complaints about accounting matters (“Whistleblower Policy”). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information. The policy is applicable to directors, officers and employees of Core-Mark and is designed to help ensure compliance with federal securities laws. The Whistleblower Policy was established to set forth the Audit Committee’s procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080. Accounting complaints may also be made anonymously to the Core-Mark Financial Compliance Line. A copy of the Audit Committee’s Whistleblower Policy and procedures can be found on the Corporate Governance page of our website (http://ir.core-mark.com/corporate-governance.cfm).
Executive Sessions

The Board of Directors believes that regularly scheduled meetings at which only independent directors are present (“executive sessions”) are an important element of “best practice” consideration for the corporate governance process. The use of executive sessions provides a forum for open dialogue and frank discussion among non-management directors on matters concerning the Company and its management and encourages and enhances communication among independent directors. The Board of Directors maintains a regular practice of meeting in executive session during its board meetings.

Succession Planning

The Board of Directors recognizes that a sudden or unexpected change in leadership could cause the Company to experience management transition issues that could adversely affect the Company’s operations, relations with employees and results. To alleviate this concern, in consultation with management, the Governance Committee has developed a succession plan for the Company’s chief executive officer and other senior executive officers. The Governance Committee and the Board of Directors regularly evaluate and refine this plan.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may do so by contacting the Chairman of the Board by mail, addressed to Chairman of the Board, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080.

All communications to the Board will remain unopened and be promptly forwarded to Chairman of the Board, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Chairman of the Board, including, without limitation, solicitations and advertisements;

junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

Stock Ownership Guidelines

In order to continue to align the interests of our directors and executive officers with those of our stockholders, the Board has determined that our directors and our named executive officers ("NEO") should be required to hold a meaningful amount of Core-Mark capital stock. The Company has implemented Stock Ownership Guidelines approved by the Board, which provide that our directors and NEOs must own shares of Core-Mark's common stock with an aggregate value equal to the following multiple of such director's annual cash retainer or officer's base salary, as applicable:

Position	Multiple of Annual Cash Retainer or Base Salary
Directors	5x
CEO	6x
Other NEOs	3x

Each director and NEO is required to achieve such level of stock ownership within the later of one year after the adoption of the Stock Ownership Guidelines and five years following the date of such director's or officer's appointment to such position. Compliance will be measured as of February 15th each year. Any director or NEO who fails to comply with the guidelines may be excluded from future grants of the Company's capital stock, at the discretion of the Board or the Compensation Committee.

For purposes of the guidelines, the shares counted towards a director's or executive's ownership include (a) all shares of Core-Mark's common stock owned outright or held in trust for the director or NEO and his or her immediate family, (b) vested deferred stock, (c) restricted stock units, whether vested or unvested, and (d) performance shares, whether earned, unearned, vested or unvested. The number of shares represented by a performance share grant shall be deemed to be equal to (i) the middle achievement level when measured prior to the end of a performance period and (ii) the number of performance shares earned when measured after the end of the performance period. Unexercised stock options, whether vested or unvested, shall not be counted as owned capital stock for such calculations. The value of a share shall be equal to the greater of (a) the closing price of a share of Core-Mark's common stock on the last trading day prior to the date of calculation, or (b) the closing price of a share of the Core-Mark's common stock on the date on which such stock was granted or otherwise acquired.

If compliance with ownership guidelines would create severe hardship or prevent a NEO or director from complying with a court order the guidelines may be waived at the discretion of the Compensation Committee.

As of February 15, 2014, all of our Named Executive Officers and directors, other than Mr. L. William Krause who is not standing for re-election, were in compliance with our Stock Ownership Guidelines.

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of April 8, 2014:

Name	Age	Position

Thomas B. Perkins	55	President, Chief Executive Officer and Director
Stacy Loretz-Congdon	54	Senior Vice President and Chief Financial Officer
Christopher L. Walsh	49	Senior Vice President — U.S. Distribution (West)
William G. Stein	48	Senior Vice President — U.S. Distribution (East)
Scott E. McPherson	44	Senior Vice President — Corporate Development
Christopher K. Hobson	45	Senior Vice President — Marketing
Eric J. Rolheiser	43	President — Canada
Christopher M. Miller	53	Vice President and Chief Accounting Officer

Thomas B. Perkins has served as our President and Chief Executive Officer and Director since January 2013. From June 2007 to January 2013, Mr. Perkins served as our Senior Vice President - Resources. From September 2003 to June 2007, Mr. Perkins served as Vice President - U.S. Divisions and from January 2001 to August 2003, he served as the President of the Arizona distribution center. From September 1996 to December 2000, Mr. Perkins served as the President of our Spokane distribution center and from August 1993 to August 1996 served as Controller of our Los Angeles distribution center. Prior to joining Core-Mark, Mr. Perkins was a Controller with Pepsi-Cola Company from 1989 to 1993 and a Certified Public Accountant and consultant with Arthur Andersen from 1985 to 1987. Mr. Perkins received a Bachelor of Science degree from Northern Arizona University.

Stacy Loretz-Congdon has served as our Senior Vice President and Chief Financial Officer since December 2006. From January 2003 to December 2006, Ms. Loretz-Congdon served as the Company’s Vice President of Finance and Treasurer and from November 1999 to January 2003 served as our Corporate Treasurer. Ms. Loretz-Congdon joined Core-Mark in May 1990 and has served various functions in accounting and finance since that time. Prior to joining Core-Mark, Ms. Loretz-Congdon was an auditor for Coopers & Lybrand. She received her Bachelor of Science degree in Accounting from California State University, San Francisco.

Christopher L. Walsh has served as our Senior Vice President - U.S. Distribution (West) since June 2007. Mr. Walsh joined Core-Mark in 1995 as Director of Foodservice. He was promoted to Vice President - Merchandising in 1997, Vice President - Marketing in 1999 and Senior Vice President - Sales and Marketing in 2003. Prior to joining Core-Mark, Mr. Walsh served in marketing management positions at Nestle, Tyson and Taco Bell. Mr. Walsh received a Bachelor of Arts from the University of Puget Sound and a Master of Management degree from the Kellogg School at Northwestern University.

William G. Stein has served as our Senior Vice President - U.S. Distribution (East) since January 2013. From June 2012 to December 2012, Mr. Stein served as our Vice President-U.S. Distribution (East) and from February 2008 to June 2012, Mr. Stein served as our President of the Fort Worth Division. Mr. Stein served as the General Sales Manager for the Fort Worth Division from September 2002 to February 2008. Mr. Stein held the positions of Corporate Merchandising Manager, Food Service Manager and Area Sales Manager from 1993 to 2002. Prior to joining Core-Mark, Mr. Stein served in sales positions for McLane/Sandy's Fast 'n Fresh.

Scott E. McPherson has served as our Senior Vice President - Corporate Development since December 2009. From July 2007 to December 2009, Mr. McPherson served as Senior Vice President - U.S. Distribution (East). From January 2003 to June 2007 Mr. McPherson served as Vice President - U.S. Divisions and from June 2001 to January 2003, he served as President of our Fort Worth distribution center. From June 2000 to June 2001, Mr. McPherson served as our Director of Corporate Marketing and from September 1992 to June 2000 he served as General/Area Sales Manager of our Portland distribution center. Mr. McPherson received a Bachelor of Science degree in Business Administration from Lewis & Clark College and a Master of Business of Administration degree from the University of Portland.

Christopher K. Hobson has served as our Senior Vice President - Marketing since January 2013. From December 2009 until December 2012, Mr. Hobson served as Vice President of Marketing responsible for the Company’s “Fresh” & “Vendor Consolidation Initiatives”. From August 2007 until December 2009, Mr. Hobson was Division President of our Corona Division and from January 2005 to July 2007 he served as our Hayward Division President. From 2000 to 2005 Mr. Hobson served as General/Area Sales Manager. Prior to joining Core-Mark in 2000, Mr. Hobson worked as a Market Manager for 7-Eleven. Mr. Hobson received a Bachelor of Science degree from Humboldt State University.

Eric J. Rolheiser has served as our President, Canada since January 2009, following his promotion from the position of Vice President of Canada Operations. From 2004 through 2007, Mr. Rolheiser served as a Division President in our Canadian operations where he was responsible for the overall management of all facets of the business at the divisional level. Mr. Rolheiser joined Core-Mark in 1992 and has served as Sales Supervisor, Food Service Manager, Divisional General Sales Manager and Corporate Director of Sales and Marketing for our Canadian operations. Mr. Rolheiser received his education at Northern Alberta Institute of Technology in Business Administration.

Christopher M. Miller has served as our Vice President and Chief Accounting Officer since January 2007. Prior to joining Core-Mark, Mr. Miller was employed by Cost Plus World Market, a specialty retailer, where he served as Vice President and Controller since 2002. Prior to his time with Cost Plus, Mr. Miller served as Chief Financial Officer of Echo Outsourcing, a provider of business process outsourcing, from 2000 to 2002 and in various financial roles at Levi Strauss & Co. from 1996 to 2000. Mr. Miller received a Bachelor of Business Administration degree in accounting from Dowling College and is a Certified Public Accountant.

PROPOSAL 2. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act we are providing our stockholders with the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain our executive officers, who are critical to our success. Under this program our executive officers are rewarded for the achievement of specific short-term, long-term and strategic goals, as well as increased stockholder value. Conversely our executives face reduced compensation when performance goals are not met. We believe our compensation program achieves the important goal of attracting and retaining talented professionals, while at the same time tying a substantial portion of potential compensation for such executives to the achievement of Company goals. In addition, we believe that through the use of a blend of different elements of compensation, such as an annual performance bonus and equity incentive awards, our compensation program balances incentives for both short- and long-term Company performance. Overall we believe our compensation program is fair to both the Company and our executives, appropriate for our industry and competitive with what our executives could otherwise receive elsewhere. Please read the “Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation program, including information about the Fiscal Year 2013 compensation of our Named Executive Officers.

 The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers.

We are asking our stockholders to indicate their support for our executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our executive officers as described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related compensation tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on Core-Mark, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Our last annual advisory vote on executive compensation was held on May 24, 2013 at the Company's 2013 Annual Meeting of Stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis provides an overview and analysis of our executive compensation policies and practices and the major factors that shape the creation and implementation of our executive compensation program. This Compensation Discussion and Analysis, and the more detailed tables and narrative that follow, also describe the material components of our 2013 executive compensation program for our principal executive officer, our principal financial officer, and our three other most highly-compensated executive officers (other than our principal executive officer and principal financial officer) who were serving as executive officers as of the end of 2013, as well as our former principal executive officer, who retired from that position on January 18, 2013. We refer to these individuals as our “Named Executive Officers”:

▪	Thomas B. Perkins, our President and Chief Executive Officer (our “CEO”);

▪	Stacy Loretz-Congdon, our Senior Vice President and Chief Financial Officer (our “CFO”);

▪	Christopher L. Walsh, our Senior Vice President - U.S. Distribution (West);

▪	Scott E. McPherson, our Senior Vice President - Corporate Development;

▪	William G. Stein, our Senior Vice President - U.S. Distribution (East); and

▪	J. Michael Walsh, our former President and Chief Executive Officer.

Executive Summary

Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 30,000 customer locations in the U.S. and Canada through 28 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products.

2013 Business Highlights

In 2013, our executive officers led the Company to another outstanding year in a number of categories:

•record net sales of $9.8 billion, representing a 10% increase over 2012;
•record Adjusted EBITDA of $109.5 million, representing a 9% increase over 2012;
•diluted earnings per share of $3.58, representing a 23% increase over 2012;
significant total stockholder return through stock price appreciation (one-year stock price growth of approximately 60%); and
•return of value to stockholders through a regular quarterly dividend on our common stock.

Net Sales
($ billions)
$10.0
$9.0
$8.0
$7.0
$6.0
$8.9
$9.8
2012
2013

Adjusted EBITDA (1)
($ millions)
$120.0
$110.0
$100.0
$90.0
$80.0
$70.0
$60.0
$50.0
$100.8
$109.5
2012
2013

Cash Dividends Per Common Share (2)
$1.00
$0.90
$0.80
$0.70
$0.60
$0.50
$0.40
$0.30
$0.20
$0.10
$0.00
$0.89
$0.61
2012
2013

Diluted Earnings Per Common Share
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$2.91
$3.58
2012
2013

____________

(1)	A reconciliation of this financial measure to generally accepted accounting principles (“GAAP”) is set forth in Annex I, as required by Item 10(e) of Regulation S-K.

(2)
In lieu of the first quarter 2013 dividend, the Board of Directors declared an accelerated cash dividend of $2.2 million, or $0.19 per common share on December 20, 2012, which was paid on December 31, 2012. Had this dividend been paid in the first quarter of 2013 as originally scheduled, the cash dividend per common share would have been $0.80 in 2013 compared to $0.70 in 2012, a 14% increase.

Core-Mark Stock Performance Comparison

The graph below presents a comparison of cumulative total return to stockholders for Core-Mark's common stock at the end of each year from 2008 through 2013, as well as the cumulative total returns of the NASDAQ Non-Financial Stock Index, the Russell 2000 Index and a peer group of companies (“the Performance Peer Group”).

________

(1)
The companies composing the Performance Peer Group are Sysco Corp. (SYY), Nash Finch Company (NAFC, through its last trading day of November 19, 2013), United Natural Foods, Inc. (UNFI) and AMCON Distributing Co. (DIT).

During 2013, we also achieved the following significant accomplishments:

▪	market share expansion included reaching multi-year agreements and initiating service to two large customers, Imperial Oil in Canada and Turkey Hill, a subsidiary of the Kroger Co., in the U.S.;

▪	successful integration of the J. T. Davenport & Sons business, now referred to as our Carolina division, which we acquired at the end of 2012;

▪
program performance with Vendor Consolidation and Fresh initiatives reaching approximately $111 million of incremental sales, the highest level in our history, with Fresh alone increasing 26% over the prior year;

▪	over 3,300 stores surveyed on our Focused Marketing Initiative, driving comparable same store sales up and churn / attrition rates down; and

▪	a 13.5% increase in our non-cigarette sales categories, driven by our core strategies and marketing initiatives.

Key Executive Compensation Decisions for 2013

In line with our performance and compensation objectives, which favor incentive compensation over fixed compensation, the Compensation Committee approved the following compensation actions for our executive officers, including the Named Executive Officers, for 2013:

•	Base Salary. Assessed and set their base salaries after considering total compensation compared to the competitive market, with adjustments for most of our executive officers;

▪	Annual Cash Incentives. Approved annual cash incentives for our executive officers that were contingent upon the achievement of various performance objectives; and

▪
Long-Term Incentives. Granted long-term incentive compensation in the form of time-based restricted stock unit awards (“RSUs”) for shares of the Company’s common stock and performance share awards for shares of the Company’s common stock tied to our actual performance as measured against specific corporate objectives.

2013 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company’s short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2013:

▪	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

▪
Annual Executive Compensation Review. The Compensation Committee conducts an annual review of our compensation strategy, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee, together with management, reviews our peer group every two years.

▪
Independent Compensation Committee Advisors. The Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to assist with its 2013 review of its 2014 executive compensation plan. Compensia performed no other services for the Company.

▪	Key Program Features. Our compensation practices are designed to align our executive compensation with long-term stockholder interests:

▪
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate and individual performance. In addition, a portion of “at risk” compensation is equity-based to align the interests of our executive officers and stockholders.

▪
No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers.

▪	No Perquisites. We do not provide any significant perquisites or other personal benefits to our executive officers.

▪
No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits, including tax gross ups, for executive officers.

▪
No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

▪	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

▪
“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid).

▪	Performance-Based Incentives. We use performance-based short-term and long-term incentives.

▪	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

▪	No Option Repricing. Our stock plan prohibits us from repricing stock options without stockholder approval.

▪	Stock Ownership Guidelines. Our Named Executive Officers and directors maintain meaningful stock ownership positions in the Company by following our Stock Ownership Guidelines.

▪	Hedging Prohibited and Pledging Restricted. We prohibit our employees from hedging any Company securities and we restrict the amount of stock our executive officers may pledge.

▪	Succession Planning. We review the risks associated with key executive officer positions to ensure adequate succession plans are in place.

2013 Stockholder Advisory Vote on Executive Compensation

The Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation policies and practices, including the results of the advisory vote on Named Executive Officer compensation (“say-on-pay”) that we hold annually at each annual meeting of stockholders. At the 2013 Annual Meeting of Stockholders, our say-on-pay proposals received over 97% of the votes that were cast. The Compensation Committee viewed last year’s level of stockholder support for our executive compensation program as an indication that our stockholders support the Compensation Committee’s approach to executive compensation. Accordingly, no significant design changes were made to the executive compensation program in response to the vote.

Our 2013 executive compensation program, described below, had similar objectives and incentives that we had in place for our 2012 executive compensation program.

We value the opinions of our stockholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year. Because we value the input we receive from our stockholders concerning the compensation of the Named Executive Officers, we have conversations with our key stockholders from time to time and the Compensation Committee will consider their views in determining our compensation policies and practices.

Based on the results of a stockholder advisory vote on the frequency with which we would hold future say-on-pay votes conducted at our 2011 Annual Meeting of Stockholders, our Board of Directors determined that we will hold a say-on-pay vote on an annual basis.

Philosophy and Objectives of Our Compensation Program / What We Reward

Our approach to compensating our executive officers, including the Named Executive Officers, is to tie total compensation to the creation of long-term stockholder value by incenting our executive officers to implement key strategies that are designed to achieve our goals and objectives. We attempt to maximize value to our stockholders by adhering to the following principles and objectives when determining the compensation packages for our executive officers:

▪
Improve Company performance and long-term value through a compensation structure that directly links rewards to results achieved. We believe it is essential that our compensation program have a large portion of our executive officers’ compensation based on Company and individual performance and be “at risk”. We believe tying a significant portion of compensation to Company and individual performance motivates our executive officers to strive to improve the Company’s financial and operational position, which in turn increases long-term stockholder value.

▪
Attract and retain talented professionals, while emphasizing the challenges and rewards associated with a fast-paced, stimulating and entrepreneurial environment. We believe that it is primarily the dedication, creativity, competence, and experience of our executive officers and employees that enable us to compete effectively in the markets and industry in which we operate. History has shown that our business is not easily or quickly mastered by people who move from other industries to our Company. It is important to us that we try to retain our experienced, long-term employees, avoid employee turnover, and create a cadre of dedicated professionals focused on improving the Company’s performance and long-term value.

▪
Integrate strategic goals and objectives into our annual incentive bonus and performance share programs that incentivize our executive officers to execute on key strategic corporate objectives. In addition, our ability to modify and tailor the components of our annual incentive bonus plan allows us to revise these components as our strategic goals evolve.

▪
Align Executive Officer and Stockholder Long-Term Interests by providing a substantial portion of our executive officers’ compensation in the form of equity and encouraging equity ownership. The Compensation Committee believes that having a significant portion of executive compensation tied to equity with both time-based vesting and performance criteria directly aligns the interests of our executive officers and our stockholder. The performance criteria that the Compensation Committee has established ties executive compensation to the underlying value of the Company’s common stock, and focuses our executive officers’ attention on those financial measures that correlate closely with total stockholders’ return, such as Adjusted EBITDA growth. We also believe that equity awards in the form of time-based restricted stock unit awards help to foster an ownership mentality in our executive officers. We encourage stock ownership by our executive officers and have Stock Ownership Guidelines in place with respect to our senior executive officers, which further aligns their interests with those of our stockholders.

▪
Make proportionality and common sense the rule. We do not believe in a formulaic approach to compensation based on job classification. This means that compensation should be proportionate to the impact that an executive officer can have on the Company, that equal contributors should be incentivized and compensated equally, that we respect the low margin nature of our business by linking pay to performance, and that we avoid excessive disparity between the compensation of our CEO or other senior executive officers and the compensation of the rest of our management team.

Elements of Executive Compensation

The total compensation for our executive officers, including the Named Executive Officers, consists of the following pay elements:

Base salary. Our base salaries, when combined with variable pay opportunities, are designed to attract and retain qualified and dedicated professionals by providing a base standard that is competitive in the markets in which we operate, and are intended to compensate for performing the basic functions of an executive position.

Annual incentive bonus. Our annual incentive bonus is conditioned on our financial performance and achievement of strategic goals and objectives. The annual incentive bonus plan allows us to tailor individual incentives each year to support our strategic goals at not only a Company-wide level, but also a regional, departmental, or individual level. We consider the achievement of these objectives to be above and beyond the basic functions of the job and set them to complement the Company’s overall business objectives. The annual incentive bonuses to the Named Executive Officers are 100% “at risk” and are forfeited unless the executive officer attains specified goals.

Long-term equity incentive compensation. Our executive officers receive time-based and performance-based equity awards. Generally, restricted stock unit awards vest over a three year period which not only helps to retain our executive officers over time, but also aligns their compensation with the long-term appreciation of shares of the Company’s common stock and the interests of our stockholders. Performance share awards serve similar purposes, but also tie the receipt of such compensation to the achievement of additional specific organizational goals. The long-term performance-based equity incentive compensation for the Named Executive Officers is 100% “at risk” and will be forfeited unless the executive officer attains specified goals or vesting periods lapse.

Executive severance benefits. Our executive officers are eligible to receive severance payments and benefits upon an involuntary termination of employment other than for cause, the amount of which is determined on the basis of their base salary. We believe that job security is an important factor in attracting and retaining talented executives. While we do not generally enter into employment agreements with our executive officers, we believe it is important to provide them with a level of job security through the use of an executive severance policy.

Health and welfare benefits. We provide our executive officers, as well as our non-executive employees, with life and disability insurance. Our executive officers, other senior officers, and managers are also provided with additional group life insurance, determined as a percentage of base salary, subject to a cap. We view these benefits as industry standard and necessary to attract and retain talented professionals.

The compensation mix for our CEO and the other Named Executive Officers for 2013 was as follows:

Compensation-Setting Process
Role of Compensation Committee

The Compensation Committee is responsible for administering our executive compensation program. The Compensation Committee conducts an annual review of our executive compensation program to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. The Compensation Committee also reviews market trends and changes in competitive compensation practices. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our executive compensation program to our Board of Directors.

In setting, reviewing, and adjusting the levels and amount of compensation for our executive officers, the Compensation Committee considers a number of factors, including both external factors such as market conditions, as well as other factors that are not readily measured by performance goals. Such factors include: the specific expertise, capabilities, and potential of the individual; our perception of market wage conditions and the amounts required to attract and retain capable executives; and our experience in attracting and retaining executives with similar responsibilities.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at http://ir.core-mark.com/corporate-governance.cfm.

Role of Executive Officers
In making compensation decisions, the Compensation Committee meets with our CEO and VP of Human Resources to obtain their feedback and recommendations with respect to the structure of our executive compensation program, as well as an assessment of the performance of each individual executive officer and their recommendations on the compensation for each individual executive officer. In addition, our CEO, CFO, and VP of Human Resources develop recommendations for performance measures for the CEO and target award opportunities for executive officers under our annual incentive bonus plan based on management’s business forecast. Those recommendations are reviewed and approved first by the Compensation Committee and then by our Board of Directors. The CEO is not involved in any deliberations or decisions with respect to his own compensation.

Role of Compensation Consultant

The Compensation Committee did not engage a compensation consultant in connection with determining the 2013 compensation of our executive officers. However, in 2013, the Compensation Committee retained Compensia to conduct a compensation assessment and analysis in connection with establishing the 2014 compensation program for our executive officers. During 2013, Compensia was paid $35,986 in connection with the preparation of the 2014 executive compensation assessment and analysis for our Compensation Committee.

Compensia provided no additional consulting services to the Company or to our Board of Directors during 2013. The Compensation Committee has considered the independence of Compensia in light of the listing standards of NASDAQ on compensation committee independence and the rules of the SEC. Based on these standards and rules, the Compensation Committee concluded that the work performed by Compensia did not raise any conflict of interest.
Competitive Positioning
Although it is difficult to compare compensation levels and amounts against a true peer group in our industry, the Compensation Committee periodically reviews our compensation levels and amount using market data based on a compensation peer group developed with the assistance of an external compensation consultant and approved by the Compensation Committee. No such review was conducted in 2012 in determining the 2013 compensation packages for our executive officers. In August 2013, Compensia, at the direction of the Compensation Committee, developed a compensation peer group for use in connection with its deliberations for the 2014 compensation packages for our executive officers.

How We Determined, and What We Paid, our Executive Officers in 2013

Base Salary
We do not ascribe to rigid, formulaic, mandated salary brackets. The Compensation Committee evaluates and establishes the base salary of our CEO on an annual basis by taking into consideration his overall performance and value to the organization. Our CEO recommends base salaries for our other executive officers, based on our CEO’s evaluation of each individual’s general level of performance and contribution to the Company over the prior year. These recommendations are then evaluated, discussed, modified as appropriate and ultimately approved by the Compensation Committee. The Compensation Committee’s review and approval occurs at its regularly scheduled meeting held in January or early February of each year.
In February 2013, the Compensation Committee approved the 2013 base salaries for our executive officers, with effect retroactive to January 1, 2013, other than Mr. J. Michael Walsh, who retired on January 18, 2013. These base salary increases were attributable to cost-of-living, performance, and higher levels of responsibility, especially Mr. Perkins, who was appointed as President and Chief Executive Officer effective as of January 18, 2013.

The base salaries of the Named Executive Officers for 2012 and 2013 were as follows.

Officer	2012 Base	2013 Base
Thomas B. Perkins(1)	$270,103	$450,000
Stacy Loretz-Congdon	$304,550	$312,925
Christopher L. Walsh	$267,303	$274,654
Scott E. McPherson	$249,975	$262,474
William G. Stein	$200,000	$230,000
J. Michael Walsh(2)	$507,860	$507,860
_________
(1) Mr. Perkins’ base salary increased substantially in 2013 due to his promotion to President and Chief Executive Officer.
(2) Mr. J. Michael Walsh’s base salary from 2012 continued through his retirement date of January 18, 2013.

Annual Incentive Bonus

A substantial portion of each executive officer’s potential short-term compensation is in the form of a cash incentive bonus tied to pre-established goals. The annual incentive bonus plan is designed as an “at risk” bonus compensation plan to promote focus on the growth and profitability of the Company. This means an executive officer’s bonus potential is contingent and depends on either the overall Company’s, or a region’s, actual performance, in each case against specified financial goals and on the executive officer achieving certain individual objectives that are above and beyond the basic functions of the job or that complement the Company’s overall business objectives. Overall Company-wide bonus levels are designed to provide an appropriate level of results-based incentives to our executive officers while considering that our Company is a low-margin business that must control costs.

Annual bonus objectives for our CEO are established through discussions between the CEO and the Compensation Committee. Some of the CEO’s objectives are personal and others focus on the performance of the Company. The applicable bonus criteria change to some degree each year to fit the current needs of the Company. Annual bonus objectives for our executive officers (other than our CEO) are generally developed through discussions between our CEO and the executive officers in conjunction with the annual business planning process and are set near the beginning of the fiscal year and support our CEO and Company objectives approved by the Compensation Committee. Our CEO has the discretion, subject to approval by the Compensation Committee, to consider additional individual bonus objectives for the other Named Executive Officers related to significant unplanned opportunities. The final bonus payouts for both our CEO and the other Named Executive Officers are approved by the Compensation Committee subsequent to the annual performance period. The level of an executive officer’s total maximum bonus opportunity is structured as a percentage of base salary and is approved by the Compensation Committee.

Minimum Performance Requirement for Funding of Annual Incentive Bonus Plan

There is a minimum funding requirement that must be satisfied each year as a precondition to the payment of any annual cash incentive awards for executive officers. To satisfy this minimum funding requirement, a certain percentage of the planned Adjusted Pre-Tax Net Profit (“PTNP”) on a Company-wide basis (for corporate level executive officers) or a similar financial measure for a particular region (for executives whose responsibilities related primarily to a certain region) must be achieved. Adjusted PTNP is defined as pre-tax net profit, and generally excludes LIFO expense, impacts of acquisitions made in the current year and other non-recurring events, such as income from cigarette price increases (“CPI”). For 2013, the applicable minimum funding requirement was 80% of planned Adjusted PTNP. In 2013, the Company met the minimum funding level required to pay bonuses to those executive officers measured on a Company-wide basis and for Mr. C. Walsh, the minimum funding level required for the U.S. Distribution - West region was also met. The minimum funding level was not met for U.S. Distribution - East and Mr. W. Stein. However, a discretionary bonus was approved for Mr. W. Stein based primarily on his involvement in the addition of two significant customers in 2013 (see “2013 Annual Incentive Cash Bonus Awarded Based on Achieved Performance” table on page 28).

Company and Individual Objective for Annual Incentive Bonus

Bonus Objectives and Requirements for 2013

In 2013, total maximum bonus opportunities for the Named Executive Officers were 125% of base salary for our CEO, 100% of base salary for Mr. C. Walsh and Ms. S. Loretz-Congdon and 80% of base salary for the other Named Executive Officers.

The total maximum annual incentive bonus award for each executive officer is allocated among several objectives. Each executive officer was given a set of Company and individual objectives, each of which was assigned a weight, or percentage of the maximum available bonus (based on the importance of the objective for the year and the ability of the executive officer to influence the result). Specific bonus objectives and relative weights for the Named Executive Officers were as follows.

Adjusted PTNP - This objective is based on Company-wide results, except for Mr. C. Walsh and Mr. W. Stein, whose objectives are based upon Adjusted PTNP for U.S. Distribution - West and U.S Distribution - East respectively. PTNP has been adjusted for items that are not within the direct control of management including cigarette price increases in excess of threshold and foreign exchange gains and losses.

Non-Cigarette Sales Growth - This component is based on the percentage increase in the Company’s Food/Non-Food revenues (excluding sales derived from acquisitions during the year) in 2013 as compared to 2012.

Return on Net Assets (“RONA”) Growth - This component is based on the percentage increase in the Company’s RONA (excluding the impact of acquisitions and certain other adjustments) in 2013 as compared to 2012.

Company Strategies - This component is comprised primarily of the Company’s core strategies including its Vendor Consolidation Initiative (“VCI”), “Fresh” product program, Focused Marketing Initiative (“FMI”) and acquisitions of like businesses or large customers. This objective is based on Company-wide results, except for Mr. C. Walsh and Mr. W. Stein, whose objectives are based upon U.S. Distribution - West and U.S Distribution - East, respectively.

Individual objectives (MBOs) - Ms. S. Loretz-Congdon also had various MBOs that were tailored to her responsibilities and vary based upon her role within the Company. For fiscal 2013, her MBOs included the following: company-wide cost control, maintaining public company compliance and reporting requirements and the enhancement to financial systems and processes. Mr. W. Stein also had MBOs related to the successful integration of the Carolina division and operational improvements in certain other divisions.

In 2013, the annual incentive plan metrics and their respective weightings for each of our Named Executive Officers were:

Officer	PTNP	Sales Growth	RONA Growth	Company Strategies	MBOs
Thomas B. Perkins	40%	10%	10%	40%	—
Stacy Loretz-Congdon	40%	—	15%	10%	35%
Christopher L. Walsh	50%	—	—	50%	—
Scott E. McPherson	35%	—	—	65%	—
William G. Stein	45%	—	—	35%	20%
J. Michael Walsh(1)	NA	NA	NA	NA	NA

(1)	NA - Not applicable as Mr. J. Michael Walsh retired from his position as our President and Chief Executive Officer on January 18, 2013.

Performance Levels for Each Objective

Our annual incentive bonus plan provides for three levels of possible performance and a resulting bonus payout for each objective as follows:

(1)
Performance at the “Exceptional” level for any objective entitles an executive officer to the maximum amount, or 100%, allocated to that objective. In general, this level represents achievement of an aggressive operating plan for the Company or the relevant region. The Compensation Committee considers performance at this level to be “Exceptional” due to the difficulty of attaining the high levels of achievement necessary to meet such plan. In the event of achievement of “Exceptional” performance, no additional compensation is to be paid beyond the maximum amount.

(2)
Performance at the “Outstanding” level for any objective entitles the executive officer to two-thirds, or 67%, of the maximum amount allocated to that objective. This level generally represents strong achievement under the operating plan for the Company or the relevant region and historically represents the average payout and the attainment of the performance target for executives and other cash bonus program participants.

(3)
Performance at the “Threshold” level for any objective entitles the executive officer to one-third, or 33%, of the maximum amount allocated to that objective. This level represents the minimal level of performance deemed worthy of a bonus.

The following table summarizes each Named Executive Officer’s total annual cash incentive bonus opportunities where performance for each objective was “Exceptional”, “Outstanding” or at “Threshold”:

	Bonus Opportunity (% of Salary)
Officer	Threshold	Outstanding	Exceptional
Thomas B. Perkins	41%	84%	125%
Stacy Loretz-Congdon	33%	67%	100%
Christopher L. Walsh	33%	67%	100%
Scott E. McPherson	26%	54%	80%
William G. Stein	26%	54%	80%
J. Michael Walsh(1)	NA	NA	NA
____________

(1)	NA - Not applicable as Mr. J. Michael Walsh retired from his position as our President and Chief Executive Officer on January 18, 2013.

Our CEO has the authority, with the approval of the Compensation Committee, to establish different target levels for each Named Executive Officer (other than himself) based on his subjective evaluation of a region or the Company’s operating plan. For example, if our CEO views a component of a plan as exceptionally aggressive or challenging, that plan, or amounts close to that plan, may be set as the “Exceptional” performance level for that component of the bonus, and the “Outstanding” and “Threshold” levels would be adjusted accordingly. Bonus payments are generally conditioned on an executive officer’s continued employment as of December 31 of the relevant year, although this requirement may be waived at the discretion of the Compensation Committee.
The following table discloses the 2013 bonus performance levels achieved for certain Company-wide objectives for the Named Executive Officers and approved by the Compensation Committee:

Measure	2013 Level Achieved
Adjusted PTNP (Company)	≥$70.4M	Not Achieved
Return on Net Assets (RONA)	≥18.8%	Threshold
Non-Cigarette Sales (Company)	≥$3.1B	Threshold

The bonus levels achieved as a percentage of the maximum opportunity for our Named Executive Officers for 2013 were as follows(1):

	PTNP	Sales Growth	RONA Growth	Company Strategies	MBO's
Thomas B. Perkins	0%	33%	33%	33%	NA
Stacy Loretz-Congdon	0%	NA	33%	55%	87%
Christopher L. Walsh	45%	NA	NA	24%	NA
Scott E. McPherson	0%	NA	NA	77%	NA
William G. Stein(2)	0%	NA	NA	0%	0%
J. Michael Walsh(3)	NA	NA	NA	NA	NA
____________

(1)	NA means that the metric set forth in a column was not applicable to the executive officer’s bonus opportunity.

(2)
U.S. Distribution - East did not meet its Adjusted FIFO PTNP minimum funding level however the CEO recommended, and the Compensation committee approved, a discretionary bonus for Mr. W. Stein based primarily on his involvement in the addition of two significant customers in 2013.

(3)	NA- Not Applicable as Mr. J. Michael Walsh retired from his position as our President and Chief Executive Officer on January 18, 2013.

2013 Annual Incentive Cash Bonus Awarded Based on Achieved Performance

For 2013, following the end of the fiscal year, our CEO evaluated the level of achievement for each executive officer’s individual objectives and made a recommendation to the Compensation Committee regarding the appropriate level of bonus percentage earned. These recommendations were then evaluated, discussed, modified as appropriate, and ultimately approved by the Compensation Committee. Based on the Company’s results for 2013 and after review and adjustments, the Compensation Committee approved cash bonuses for the Named Executive Officers as follows:

Officer	Approved Bonus	Percentage of Maximum Bonus Opportunity
Thomas B. Perkins	$112,499	20%
Stacy Loretz-Congdon	$128,482	41%
Christopher L. Walsh	$93,839	34%
Scott E. McPherson	$104,985	50%
William G. Stein (1)	$45,000	24%
J. Michael Walsh(2)	NA	NA
____________

(1)
Although the Adjusted PTNP for U.S. Distribution - East did not meet the minimum funding level, the CEO recommended, and the Compensation Committee approved, a discretionary bonus for Mr. W. Stein based primarily on his involvement in the addition of two significant U.S. customers in 2013.

(2)	NA - not applicable as Mr. J. Michael Walsh retired from his position as our President and Chief Executive Officer on January 18, 2013.

Long-Term Equity Incentive Compensation

We believe that the best way of assuring that the interests of our executive officers are aligned with the interests of our stockholders is to provide them with meaningful stock ownership opportunities. In addition, equity compensation can also provide incentives that support the retention of our executive officers and reward them for both short-term and long-term Company performance. In May 2010, we adopted the 2010 LTIP. The 2010 LTIP is designed to provide the Company with an opportunity to grant employees incentive equity awards that are “at risk” and vest over time upon the continuance of service or vest based upon the achievement of certain specified Company objectives and require continued service.

For 2013, the equity awards granted to our executive officers, including the Named Executive Officers, under the 2010 LTIP consisted of RSU awards and performance share awards with a time-based settlement. RSU awards are the equivalent in value to one share of the Company’s common stock and entitle the recipient to receive one common share of the Company’s common stock for each RSU at the end of a specified vesting period. RSU awards are awards subject to certain restrictions and risk of forfeiture. RSU awards granted in 2013 vest one-third on February 5, 2014, with the remaining two-thirds vesting in equal annual installments on January 2, 2015 and 2016.

Performance share awards under the 2010 LTIP may include (i) specific dollar-value target awards, (ii) performance units, the value of each unit being determined by the Compensation Committee at the time of issuance, and/or (iii) performance shares, the value of each such share being equal to the fair market value of a share of the Company’s common stock on the date of grant. 2013 performance share awards were granted with a value equal to the fair market value of a share of the Company’s common stock. The number of performance shares that the recipient ultimately earns is based upon achievement of certain specified performance metrics and is also subject to certain restrictions and risk of forfeiture. Performance share awards granted in 2013 vest one-third on February 5, 2014, with the remaining two-thirds vesting in equal annual installments on January 2, 2015 and 2016.

On February 5, 2013 and, in the case of Mr. Perkins in connection with his appointment as our President and Chief Executive Officer on January 18, 2013, the Named Executive Officers received the following equity awards:

Officer	Number of Restricted Stock Units(1)	Number of Performance Shares Awarded(2)	Number of Performance Shares Earned(2)
Thomas B. Perkins	10,000	23,934	—
Stacy Loretz-Congdon	7,000	10,471	—
Christopher L. Walsh	6,000	11,967	—
Scott E. McPherson	6,000	11,967	—
William G. Stein	6,500	9,723	—
J. Michael Walsh(3)	NA	NA	NA
____________

(1)
One-third of the RSUs granted vested on February 5, 2014 (January 18, 2014 for Mr. T. Perkins), with the remaining two-thirds vesting in equal annual installments in 2015 and 2016 on the second and third anniversaries of the vesting commencement date.

(2)	The award of these shares was subject to our Company meeting the 2013 performance share metrics described below. No performance shares were earned in 2013 as more fully described below.

(3)	NA - not applicable as Mr. J. Michael Walsh retired from his position as our President and Chief Executive Officer on January 18, 2013.

Performance Shares Awarded and Earned for 2013
Each award of performance shares listed in the table above was “at risk” based upon the level of achievement of certain Company metrics. For 2013, under terms of such awards, a qualifying internal Return on Net Assets (“RONA”) requirement was established and then if met, a specified percentage of the shares of the Company’s common stock subject to the performance share awards would only be deemed earned (subject to vesting) upon the achievement of a “Threshold,” “Outstanding” or “Exceptional” level for Adjusted EBITDA(1). RONA is an internal Company measure defined as pre-tax net profits excluding LIFO expense and other significant non-recurring items divided by significant working capital components and fixed assets.
At the “Threshold” level, one-third of the shares of the Company’s common stock subject to the performance share awards were available to be awarded, at the “Outstanding” level two-thirds would be awarded, and at the “Exceptional” level all performance shares applicable to such factor would be awarded. If the level of performance fell between two levels (Threshold and Outstanding for example), the percentage is determined by a straight line pro-ration between the two levels based upon the actual performance achieved.  If the level of performance fell below the “Threshold” level, no performance shares would be awarded and if the level of performance exceeds the “Exceptional” level, 100% of the shares would be awarded.
The Compensation Committee determined that the qualifying RONA level was met, but the Adjusted EBITDA measures were not met for 2013. Although the Company achieved a record level of $109.5 million in Adjusted EBITDA, the “Threshold” level was approximately $112 million, reflecting the lower end of our guidance for 2013.  As a result, the Named Executive Officers did not earn any Performance Shares that were granted in 2013.

____________
(1) Adjusted EBITDA is net income as reported in the Company’s 2013 Form 10-K before depreciation expense, amortization, stock compensation, interest expense, foreign currency transaction losses, income taxes, less interest income and excluding LIFO expense, the impact of acquisitions during the year, cigarette price increases in excess of 2012 levels, and the effects of foreign exchange translations.

Group Life, Accidental Death & Dismemberment and Short- and Long-term Disability Insurance
All of our executive officers, including the Named Executive Officers, are eligible to participate in our group life, accidental death and dismemberment, and short- and long-term disability insurance programs, which are also available to our non-executive employees. In addition, our executive officers, including the Named Executive Officers, and other senior officers and managers are provided with additional group life insurance, at a rate of one and one-half times base salary up to a maximum of $300,000.
We do not maintain any defined benefit or other retirement program for our executive officers. Our executive officers, including the Named Executive Officers, are eligible to participate in our employee benefit plans, which are generally provided for all full-time employees, including a tax-qualified Section 401(k) savings plan. We currently match any contributions made to the Section 401(k) plan by our employees, including our executive officers, of up to 3% of the employee’s compensation (up to a $255,000 annual base salary limit). We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

Perquisites and Other Personal Benefits
Our executive officers are eligible to participate in the same retirement and health and welfare benefits that are offered to all employees. We generally do not provide automobile allowances, club memberships or other perquisites or other personal benefits to our executive officers. We provide our executive officers with standard relocation packages to the extent we request them to move to for business reasons. In 2013, we reimbursed Mr. Perkins for $181,234 in relocation expenses in connection with his relocation from Arizona to California.

Post-Employment Compensation
None of the Named Executive Officers have employment agreements and all are employees “at will.”
Certain of our equity incentive plans provide for benefits that could be triggered by a change in control of the Company. Under our 2007 Long-Term Incentive Plan (and related grant agreements), in the event we are acquired by a non-public company, all outstanding options to purchase shares of the Company’s common stock become fully exercisable and vested, all restrictions on restricted stock unit awards (and all deferral periods on deferred restricted stock unit awards) lapse and vesting on all earned performance share awards accelerate. In addition, if we are acquired by a public company and the employment of a Named Executive Officer is terminated without cause, or he or she resigns with good reason within one year after we are acquired, then generally all such Named Executive Officer’s unvested option shares, restricted stock unit awards and earned performance share awards will immediately vest. Under our 2010 LTIP, all outstanding options to purchase shares of the Company’s common stock become fully exercisable and vested, all restrictions on restricted stock unit awards (and all deferral periods on deferred restricted stock unit awards) lapse and vesting on all earned performance share awards accelerates if the employee is terminated within one year after a change in control of the Company. If a change in control of the Company occurs before the completion of the applicable performance period for a performance share award under any of our long-term incentive plans, such performance share award will vest at the "Outstanding" target level. (See the "Potential Payments upon Termination or Change in Control" section for further discussion).
In addition to the change in control provisions described above, the Named Executive Officers are eligible to receive payments and benefits under our Executive Severance Policy. Pursuant to this Policy, corporate officers and vice presidents, as well as division presidents, are eligible to receive a severance payment upon their involuntary termination of employment for reasons other than cause, gross misconduct, or an insured long-term disability. Severance payments for U.S.-based executives are based upon years of service and range from two months base salary for less than two years of service, up to 18 months of base salary for over 20 years of service. In addition, U.S. executives are eligible for a pro-rata bonus for the year terminated and may receive COBRA cost reimbursements during the severance period. Canada-based executives receive severance payments in accordance with provincial law, which can range up to two years of base salary, bonus, and benefits. To receive any payments or benefits under the Executive Severance Policy, an executive must sign a release of liability for the benefit of the Company.
We believe providing these arrangements help us compete for and retain executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that our severance policies are generally comparable with severance packages offered to executives by the companies in the compensation peer group.
Please see the discussion under “Potential Post-Employment Payments to Named Executive Officers” for a discussion of these arrangements and the quantification of the amounts that would have been payable to the Named Executive Officers upon their retirement or upon a change in control of the Company as of December 31, 2013.

Compensation-Related Risk

The Compensation Committee has reviewed the Company’s incentive plans and does not believe the goals or the underlying philosophy encourages our executive officers, including the Named Executive Officers, to take excessive risk. By using equity-based awards that are not immediately exercisable, we believe the interests of our executive officers are aligned with those of our stockholders.

Other Compensation Policies

Stock Ownership Policy
We believe that our Named Executive Officers and our directors should own and hold shares of the Company’s common stock to further align their interests and actions with the interests of our stockholders. As of February 15, 2014, all of our Named Executive Officers and directors, other than Mr. L. William Krause who is not standing for re-election, were in compliance with our Stock Ownership Guidelines.

Equity Award Grant Practices

Our current equity award grant policy provides that RSUs and Performance Share awards which are made to our executive officers and other eligible employees are granted in January or early February each year after approval by our Board of Directors. In accordance with our equity award grant policy, all new-hire equity awards are granted following the first date of employment. Any special equity awards (non-new hire or annual) made by the Compensation Committee are effective on the date of approval by the Compensation Committee. Equity awards are not timed in relation to the release of material information about the Company.

Derivatives Trading and Hedging Policy
Our Board of Directors has adopted a policy regarding the trading of derivatives or the hedging of our equity securities by our employees, including our executive officers and directors. This policy provides that all employees and member of our Board of Directors are prohibited from engaging in certain forms of hedging or monetization transactions, such as zero-cost collars and forward sales contracts, that allow the employee or director to continue to own the covered securities, but without the full risks and rewards of ownership.
In addition to the foregoing, our executive officers and members of our Board of Directors are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan, subject to certain exceptions.

Compensation Recovery Policy
Our 2004 Long-Term Incentive Plan, our 2007 Long-Term Incentive Plan, and our 2010 LTIP contain provisions providing for the recovery of gains made by any executive officer from the exercise of options within one year prior to the executive officer’s termination for Cause, as defined in the plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee administers Core-Mark’s compensation program for executive officers. The Compensation Committee’s role is to oversee Core-Mark’s compensation plans and policies, annually review and approve all such executive officers’ compensation, approve annual bonus awards and administer Core-Mark’s long-term incentive plans (including reviewing and approving grants to Core-Mark’s executive officers).

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board of Directors periodically review and revise the charter. The Board of Directors determines the Compensation Committee’s membership, which currently consists of five non-employee directors. All of the Compensation Committee’s members are “independent” under the rules of the NASDAQ Stock Market. The Compensation Committee meets at scheduled times during the year and it also considers and takes action by written consent. The Compensation Committee Chairman, Robert G. Gross, reports any Compensation Committee actions or recommendations to the full Board of Directors.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and those discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The Compensation Committee is pleased to submit this report to Core-Mark’s stockholders.

COMPENSATION COMMITTEE
Robert G. Gross, Chairman
Robert A. Allen
Stuart W. Booth
L. William Krause
Randolph I. Thornton

COMPENSATION OF NAMED EXECUTIVES

The following table summarizes all compensation in 2013, 2012 and 2011 awarded to our principal executive officer, our principal financial officer and to our three other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to Core-Mark in 2013, 2012 and 2011. In addition, included is our former principal executive officer, who retired from that position on January 18, 2013. We refer to these executive officers as the Named Executive Officers.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)[1]	Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)[4]	Total ($)
Thomas B. Perkins	2013	$450,000	$513,200	$112,499	$189,721	$1,265,420
President & Chief	2012	$269,304	$621,338	$115,603	$8,288	$1,014,533
Executive Officer	2011	$259,227	$281,490	$186,571	$8,138	$735,426

Stacy Loretz-Congdon	2013	$312,925	$343,980	$128,482	$8,487	$793,874
Sr. VP & Chief	2012	$303,923	$512,850	$181,511	$8,288	$1,006,572
Financial Officer	2011	$295,843	$281,490	$165,983	$8,138	$751,454

Christopher L. Walsh	2013	$274,654	$294,840	$93,839	$8,487	$671,820
Sr. VP — U.S.	2012	$266,753	$512,850	$111,376	$8,288	$899,267
Distribution (West)	2011	$259,661	$261,587	$128,339	$8,138	$657,725

Scott E. McPherson	2013	$262,474	$294,840	$104,985	$8,487	$670,786
Sr. VP — Corporate	2012	$249,060	$636,131	$173,316	$8,260	$1,066,767
Development	2011	$237,625	$281,490	$180,935	$7,917	$707,967

William G. Stein	2013	$230,000	$319,410	$45,000	$7,686	$602,096
Sr. VP - U.S.	2012	$200,000	$280,455	$—	$5,303	$485,758
Distribution (East)	2011	$142,750	$102,390	$—	$4,275	$245,140

J. Michael Walsh	2013	$94,210	$—	NA	$—	$94,210
Former President &	2012	$507,861	$512,850	$301,680	$8,288	$1,330,679
Chief Executive Officer	2011	$506,908	$261,587	$457,072	$8,138	$1,233,705
____________

(1)	Based on Form W-2 earnings, which may differ from base salaries reported on page 25 due to the timing of pay periods.

(2)
This column represents the aggregate grant date fair value for all awards granted in 2013, 2012 and 2011, respectively. For performance awards we have reported the fair value of the award based upon the probable satisfaction of the performance conditions as of the grant date. For the performance awards granted in 2013, the maximum aggregate grant date fair value that would have been received if the highest level of performance was achieved would have been $1,176,117 for Mr. T. Perkins, $514,545 for Mrs. S. Loretz-Congdon, $588,058 for Mr. C. Walsh and Mr. S. McPherson, and $477,788 for Mr. W. Stein. No performance shares were earned by the named executive officers in 2013.

For the performance awards granted in 2012, the maximum aggregate grant date fair value that would have been received if the highest level of performance was achieved would have been $734,204 for Mr. M. Walsh, $367,082 for Mr. T. Perkins, Mrs. S. Loretz-Congdon, Mr. C. Walsh and Mr. S. McPherson. For the performance awards granted in 2011, the maximum aggregate grant date fair value that would have been received if the highest level of performance was achieved would have been $76,770 for Mr. T. Perkins, Mrs. Loretz-Congdon, and Mr. S. McPherson and $136,480 for each of Mr. M. Walsh and Mr. C. Walsh. In 2012 and 2011, Mr. W. Stein did not receive performance-based RSUs. These amounts do not reflect the Company's expense for accounting purposes for these awards, and do not represent the actual value that may be realized by the named executive officers.

(3)	There were no option awards granted in 2013, 2012 and 2011.

(4)
The amounts in the column are awarded under the Annual Cash Incentive Bonus Program and represent performance-based bonuses earned in the fiscal year presented and paid in the subsequent year. These bonuses were based on our financial performance and the executive officer’s performance against his or her specified individual objectives. For a description of these bonuses, see the section of this Proxy Statement entitled “Compensation Discussion and Analysis - How We Determined, and What We Paid, our Named Executive Officers in 2013 - Annual Cash Incentive Bonus.”

(5)
For Mr. T. Perkins, includes $181,234 of relocation benefits comprised of cash compensation for moving of $100,000, reimbursement of costs related to the buying and selling of homes of $74,264 and $6,970 of other relocation expenses.

(6)	Mr. J. Michael Walsh retired from his position as our President and Chief Executive Officer on January 18, 2013.

(7)	The components of the “All Other Compensation” column for 2013 are detailed in the following table:

	Executive Officers
Description	T. B. Perkins	S. Loretz- Congdon	C. L. Walsh	S.E. McPherson	W. G. Stein
Relocation benefits	$181,234	$—	$—	$—	$—
Company matching contribution to 401(k) plan	7,650	7,650	7,650	7,650	6,849
Payment of life and other insurance premiums	837	837	837	837	837
Total	$189,721	$8,487	$8,487	$8,487	$7,686
____________

(1)	For Mr. Walsh, who retired on January, 18, 2013, we did not make any matching 401(K) contribution, and we did not make any premium payments for life and other insurance in 2013

The following table presents information regarding grants of plan based awards to our named executive officers during the year ended December 31, 2013.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(1)	Target (#)(1)	Maximum (#)(1)	Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards(5)
Thomas B. Perkins	2/5/2013	$187,489	$374,998	$562,500	7,802	16,000	23,934	10,000	$1,299,440
Stacy Loretz-Congdon	2/5/2013	$104,307	$208,615	$312,925	3,413	7,000	10,471	7,000	$687,960
Christopher L. Walsh	2/5/2013	$91,550	$183,101	$274,654	3,901	8,000	11,967	6,000	$687,960
Scott E. McPherson	2/5/2013	$69,990	$139,979	$209,971	3,901	8,000	11,967	6,000	$687,960
William G. Stein	2/5/2013	$61,333	$122,655	$184,000	3,169	6,500	9,723	6,500	$638,820
J. Michael Walsh(6)	2/5/2013	NA	NA	NA	NA	NA	NA	NA	NA
____________

(1)
The Company defines three incentive plan payout levels for our executives, which are “Threshold,” “Outstanding” and “Exceptional.” The Company-defined “Threshold” level corresponds to Threshold level in the table above, “Outstanding” level corresponds to Target level in the table above and “Exceptional” level corresponds to the Maximum level in the table above. Refer to the Compensation Discussion and Analysis section in this Proxy Statement for a more detailed description of these payout levels.

(2)
Awarded under the 2013 Annual Cash Incentive Bonus Program. The Threshold, Target and Maximum payout levels assume that each of those goals was obtained at the Company’s level of “Threshold,” “Outstanding” and “Exceptional,” as described in the Compensation Discussion and Analysis section in this Proxy Statement. For a description of amounts actually received by the executive, if any, see the Compensation Discussion and Analysis section. For a further description of the 2013 Annual Cash Incentive Bonus Program, refer to the Compensation Discussion and Analysis section.

(3)
Performance shares awarded under the 2010 LTIP. Incentive opportunities consist of EPS and EBITDA goals. The Threshold, Target and Maximum payout levels assume that each of those goals was achieved at the corresponding Company’s level of “Threshold,” “Outstanding” and “Exceptional,” as described in the Compensation Discussion and Analysis section in this Proxy Statement. For a further description of the performance shares and the amounts actually awarded to the executive, refer to the Compensation Discussion and Analysis section. Such awards are subject to vesting requirements and permit a net-exercise feature to cover tax withholding for the executive officers.

(4)	Restricted stock units awarded under the 2010 LTIP. Such awards are subject to vesting requirements and permit a net-exercise feature to cover tax withholding for the executive officers.

(5)	Represents the grant date fair value of each equity award computed in accordance with applicable guidance. Grant date fair value per share for restricted stock units and performance shares is $49.14.

(6)
NA - Not applicable as Mr. J. Michael Walsh retired from his position as our President and Chief Executive Officer on January 18, 2013. Mr. Walsh received a grant in 2013 of 1,221 restricted stock units as a director under our 2010 LTIP.

The following table presents information concerning the number and value of unexercised options, restricted stock units, and performance shares that have not vested for our named executive officers outstanding as of December 31, 2013:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas B. Perkins	4,436	—	$36.96	7/2/2014	14,571	$1,106,376	2,404	$182,536
	8,645	—	$25.81	1/31/2015
	9,750	—	$19.19	1/21/2016

Stacy Loretz-Congdon	8,645	—	$25.81	1/31/2015	11,571	$878,586	2,404	$182,536
	813	—	$19.19	1/21/2016

Christopher L. Walsh	4,436	—	$36.96	7/2/2014	10,571	$802,656	2,404	$182,536
	8,645	—	$25.81	1/31/2015
	9,750	—	$19.19	1/21/2016

Scott E. McPherson	8,645	—	$25.81	1/31/2015	10,571	$802,656	2,404	$182,536
	9,750	—	$19.19	1/21/2016

William G. Stein	102	—	$36.96	1/21/2016	9,356	$710,401	—	$—

J. Michael Walsh(4)	—	—	$—	—	1,221	$92,711	—	$—
____________

(1)	Fully vested.

(2)
Restricted stock units were granted on February 5, 2013, January 18, 2012, and January 19, 2011. The February 5, 2013 awards vest one-third on February 5, 2014, with the remaining two-thirds vesting in equal annual installments on January 2, 2015 and 2016. The January 18, 2012 awards vest one-third on January 18, 2013 and the remaining shares in quarterly installments over the subsequent two years. The January 19, 2011 awards vest one-third on January 19, 2012, and the remaining shares in quarterly installments over the subsequent two years. Market value based on close price of $75.93 for Core-Mark Holding Company, Inc. common stock on the NASDAQ Global Market on December 31, 2013.

(3)
Number includes performance share awards which were granted on January 18, 2012 and special one-time incentive share awards granted on January 18, 2012. The January 18, 2012 performance share awards vest one-third on February 5, 2013 and the remaining shares in equal calendar quarterly installments over 2013 and 2014. Special one-time incentive share awards were earned based on 2011 pre-tax net profit and individual performance factors and were awarded to selected individuals on January 18, 2012. One-third (1/3) of the special incentive share awards vested in January 2012, and the remaining two-thirds (2/3) are vesting quarterly in equal installments over the eight (8) succeeding quarters thereafter. Market value based on close price of $75.93 for Core-Mark Holding Company, Inc. common stock on the NASDAQ Global Market on December 31, 2013.

(4)
Mr. J. Michael Walsh retired from his position as our President and Chief Executive Officer on January 18, 2013. Mr. Walsh received a grant in 2013 of 1,221 restricted stock units as a director under our 2010 LTIP.

The following table presents information concerning the exercise of stock options and the vesting of restricted stock units for our Named Executive Officers during the year ended December 31, 2013:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas B. Perkins	—	—	13,058	$774,775
Stacy Loretz-Congdon	4,436	$102,999	12,141	$716,290
Christopher L. Walsh	2,467	$77,698	12,142	$716,330
Scott E. McPherson	4,436	$86,800	13,183	$782,855
William G. Stein	—	$—	3,856	$248,660
J. Michael Walsh(1)	22,831	$572,594	53,492	$2,686,662
____________

(1)
Mr. J. Michael Walsh retired from his position as our President and Chief Executive Officer on January 18, 2013. All unvested restricted stock and earned performance shares became fully vested upon retirement

Information such as number of securities to be issued upon exercises of outstanding options, weighted-average exercise price of outstanding options, and number of securities remaining available for future issuance concerning five of our stock-based compensation plans: the 2004 Long-Term Incentive Plan, the 2005 Long-Term Incentive Plan, the 2005 Directors’ Equity Incentive Plan, the 2007 Long-Term Incentive Plan, and the 2010 LTIP were included in Note 13, “Stock-Based Compensation Plans,” in the Notes to Consolidated Financial Statements included in our 2013 Annual Report on Form 10-K filed on March 3, 2014.

Potential Payments Upon Termination or Change-In-Control

Severance Policy

Each of our Named Executive Officers and vice presidents are entitled to certain benefits under the Core-Mark Executive Severance Policy. Pursuant to the policy, upon the officer’s involuntary termination other than for cause, gross misconduct (each as defined in the policy) or long-term disability and upon our acceptance of an executed separation agreement, the officer is entitled to the following benefits based on the years of service and location of employment:

U.S. Employees

Number of Years of Service	Benefit
Less than two years	Two months of base salary
At least two years but less than five years	Four months of base salary
At least five years but less than ten years	Eight months of base salary
At least ten years but less than 20 years	12 months of base salary
More than 20 years	18 months of base salary

All payments under the severance policy are made in one lump sum at the first regularly scheduled payroll issuance following termination. In addition to above payments, such officer shall receive COBRA cost reimbursement for the same number of months of their base salary payment plus payment of a prorated bonus for the year of their termination.

Canadian Employees.  The severance benefits paid to any Canadian executive officers are based on the applicable provincial laws.

Accelerated Option Vesting.  In addition, an executive officer who has received an option grant under our 2007 Long-Term Incentive Plan and our 2010 LTIP may be entitled to accelerated vesting of all such options should such executive officer be terminated without cause or resign his employment with good reason.

Retirement

The Company does not have a mandatory retirement age for executive officers. Time-vesting awards made under our 2010 LTIP after January 1, 2012 contain provisions providing for automatic accelerated vesting upon the retirement of an executive officer who has reached the age of 65 (full accelerated vesting for awards held for more than one year at the time of retirement and pro-rated vesting for awards held less than one year at the time of retirement). Time-vesting awards made under our 2010 LTIP and other plans prior to January 1, 2012 do not contain automatic acceleration provisions in connection with a retirement, but the Board or the Compensation Committee has the discretionary authority to accelerate the vesting of all or a portion of such awards in connection with a retirement. The table assumes that all Named Executive Officers would have been so approved for full acceleration of time-vesting awards upon retirement if retirement occurred on December 31, 2013. Upon retirement, this table assumes unvested performance shares and options are forfeited, vested options remain exercisable for a period of 90 days, and restrictions lapse on all restricted stock units.

Change of Control

Award grants made to our Named Executive Officers under our 2007 Long-Term Incentive Plan and our 2010 LTIP generally entitle such officers to accelerated vesting of all of their option shares, restricted stock units and earned performance shares in the event that we are acquired by a non-public company (a “non-public change of control”). In addition, if we are acquired by a public company and the executive officer is terminated without cause or resigns with good reason within one year after we are acquired, then generally all such executive officer’s unvested option shares, restricted stock units and earned performance shares will immediately vest. If the change of control under either scenario occurs before the completion of the applicable performance period under a performance share award, such performance share shall vest at the “Outstanding” target level. Under our 2010 LTIP, all outstanding options become fully exercisable and vested, all restrictions on restricted stock units (and all deferral periods on deferred restricted stock units) lapse and vesting on all earned performance shares accelerates if the employee is terminated within one year after a change of control.

Potential Post-Employment Payments to Named Executive Officers

The table below sets forth potential payments that could be received by our Named Executive Officers(1) upon retirement or upon a nonpublic change in control of the Company, assuming such event took place on December 31, 2013.

TABULAR PRESENTATION OF POTENTIAL POST-EMPLOYMENT PAYMENTS(5)

	Thomas B. Perkins			Stacy Loretz-Congdon			Christopher L. Walsh			Scott E. McPherson			William G. Stein
	Retire-	Without	Change in	Retire-	Without	Change in	Retire-	Without	Change in	Retire-	Without	Change in	Retire-	Without	Change in
Benefits	ment(1)	Cause(2)	Control(3)	ment(1)	Cause[(2)	Control(3)	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control(3)	ment(1)	Cause(2)	Control

	INCREMENTAL COMPENSATION (payment contingent on termination)

Cash Severance(4)	$—	$675,000	$675,000	$—	$469,385	$469,385	$—	$274,654	$274,654	$—	$393,711	$393,711	$—	$345,000	$345,000
COBRA Reimbursements(4)	$—	$25,653	$25,653	$—	$22,152	$22,152	$—	$20,635	$20,635	$—	$22,152	$22,152	$—	$30,949	$30,949
Equity	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Restricted Stock	$923,840	$—	$1,106,376	$696,050	$—	$878,586	$620,120	$—	$802,656	$620,120	$—	$802,656	$710,401	$—	$710,401
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Total	$923,840	$700,653	$1,807,029	$696,050	$491,537	$1,370,123	$620,120	$295,289	$1,097,945	$620,120	$415,863	$1,218,519	$710,401	$375,949	$1,086,350

	EARNED COMPENSATION (payment not contingent on termination)

Exercisable Options	$1,159,373	$1,159,373	$1,159,373	$479,417	$479,417	$479,417	$—	$—	$—	$986,502	$986,502	$986,502	$5,787	$5,787	$5,787
GRAND TOTAL	$2,083,213	$1,860,026	$2,966,402	$1,175,467	$970,954	$1,849,540	$620,120	$295,289	$1,097,945	$1,606,622	$1,402,365	$2,205,021	$716,188	$381,736	$1,092,137
___________

(1)	Mr. J. Michael Walsh, our former President and Chief Executive Officer, retired on January 18, 2013, and therefore, he is not entitled to post-employment payments as of December 31, 2013.

(2)
Core-Mark Holding Company, Inc. does not have an official retirement age. For awards made after January 1, 2012, acceleration of unvested awards occurs automatically upon the retirement of an executive officer who has reached the age of 65 at the time of retirement. Time-vesting awards that do not contain automatic acceleration provisions in connection with a retirement may be approved by the Board or Compensation Committee. The table assumes that all named executive officers would have been so approved if termination occurred on December 31, 2013. Upon retirement, this table assumes unvested performance shares and options are forfeited, vested options remain exercisable for a period of 90 days, and restrictions lapse on all restricted stock units.

(3)
Upon termination without cause, terminated executives are eligible for severance cash in accordance with the Core-Mark Executive Severance Policy. Also, options become fully vested and exercisable as of the date of termination and remain exercisable for a period of 90 days thereafter. Options terminate and are forfeited at the end of the 90-day period. Upon termination, all unvested restricted stock units and performance shares are forfeited.

(4)
Upon a non-public change in control, executives are eligible for all of the benefits of a “without-cause” termination. In addition, all restrictions lapse on restricted stock units, all unvested options are accelerated and any earned but unvested performance shares are accelerated.

(5)
Executive officers and vice presidents in the U.S. may receive benefits under the Core-Mark Executive Severance Policy. If terminated on December 31, 2013, Christopher L. Walsh would receive 12 months’ salary and COBRA reimbursements, payable in a lump sum. As Thomas B. Perkins’, Stacy Loretz-Congdon’s, Scott E. McPherson's and William G. Stein’s service with our Company is more than 20 years as of December 31, 2013, they would receive 18 months’ salary and COBRA reimbursements, if terminated on December 31, 2013. These payments are contingent on termination.

PROPOSAL 3

APPROVAL OF AMENDMENT TO 2010 LTIP AND REAPPROVAL OF PERFORMANCE MEASURES
Proposal
The stockholders are being asked to approve an amendment to our 2010 LTIP to increase the number of shares of our common stock reserved for issuance under the 2010 LTIP by 450,000 shares and to reapprove the performance measures that may apply to awards granted under the 2010 LTIP (the “2010 Plan Proposal”).
The Board of Directors has determined that it is in the best interests of the Company to amend the 2010 LTIP and is asking our stockholders to approve the 2010 Plan Proposal. If our stockholders do not approve the 2010 Plan Proposal, we may not have a sufficient number of shares under the 2010 LTIP to meet our anticipated needs as discussed in greater detail below and the Company may lose its ability to take a federal tax deduction for certain awards under the 2010 LTIP.
As of February 28, 2014, we had approximately 250,000 shares available for grant under the 2010 LTIP. The 2010 LTIP is our only active equity compensation plan. The Board of Directors and our Compensation Committee believe this available share amount may be insufficient to meet our anticipated needs through our 2015 Annual Meeting of Stockholders.
We are asking for approval of 450,000 shares in addition to the number of shares we already have available for grant under the 2010 LTIP, which will be added to the 2010 LTIP share reserve. If stockholders approve the 2010 Plan Proposal, we will have a total of approximately 700,000 shares available for grant in the 2010 LTIP. Any shares subject to outstanding awards under the 2010 LTIP that expire, or are otherwise forfeited to or repurchased by the Company following the date of this Proxy Statement, will also be available for future grant under the 2010 LTIP consistent with the terms of the 2010 LTIP as described further below. Further, any shares subject to awards granted under our 2004 Long-Term Incentive Plan, 2005 Long-Term Incentive Plan and 2005 Directors’ Equity Incentive Plan that (i) expire or otherwise terminate without having been exercised or (ii) are forfeited to or repurchased by us, will become available for grant under the 2010 LTIP, up to a maximum of 7,429 shares.
As of February 28, 2014, we had approximately 108,428 outstanding stock options to purchase common shares, 210,437 unvested restricted stock units and 81,255 unvested performance shares, each granted under the 2010 LTIP or our historic equity plans (including the 2004 Long-Term Incentive Plan, 2005 Long-Term Incentive Plan, 2005 Directors’ Equity Incentive Plan and 2007 Long-Term Incentive Plan which we refer to collectively as the “Prior Plans”). As of February 28, 2014, our outstanding stock options had a weighted average per share exercise price of $25.57 and a weighted average remaining contractual term of 1.5 years. Accordingly, our approximately 400,120 outstanding awards plus approximately 250,000 shares available for future grant (under only the 2010 LTIP) as of February 28, 2014 represent approximately 5.6% of our outstanding shares.
After carefully forecasting our anticipated growth rate for the next few years and considering our historical forfeiture rates, we currently believe that the proposed share reserve under the 2010 LTIP will be sufficient for us to make anticipated grants of equity incentive awards under our current compensation program for the next five years. However, a change in business conditions, our strategy or equity market performance could alter this projection.
The Board of Directors and the Compensation Committee believe that we must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Company. The Board of Directors and the Compensation Committee expect that the 2010 LTIP will continue to be an important factor in attracting, retaining and rewarding high caliber employees and directors who are essential to our success.
Given that we have a significant institutional stockholder base, we also considered proxy advisory firm guidelines in determining the number of shares under the 2010 LTIP for which we are asking stockholder approval. The suggested burn rate cap published by Institutional Shareholder Services Inc. (ISS), a leading proxy advisory service, is 4.16% for 2014. It is our intention to remain within the burn rate guidelines established by ISS for our industry.
Further, the 2010 LTIP is intended to give the Company, if it deems appropriate or desirable, the ability to grant awards that are intended to allow the Company to deduct in full for federal income tax purposes the compensation recognized by certain of its executive officers in connection with certain awards that may be granted to them under the 2010 LTIP. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and certain other executive officers. However, certain types of compensation, including “qualified performance-based compensation,” are generally excluded from this deductibility limit if certain requirements are met. One requirement for certain awards to qualify as “qualified performance-based compensation” is that the awards must be subject to performance measures, the “material terms” of which have been approved by stockholders within 5 years before the grant date. Because 4 years have passed since the stockholder approval of the 2010 LTIP, stockholders are being asked to reapprove of the performance measures set forth in the 2010 LTIP.
Accordingly, the Board of Directors believes the amendment of the 2010 LTIP and the reapproval of the performance measures that may apply to awards granted under 2010 LTIP is in the best interests of the Company and its stockholders and recommends a vote “For” the approval of the 2010 Plan Proposal.

Reasons for Voting for the Approval of the 2010 Plan Proposal
Long-Term Equity is a Key Component of our Compensation Objectives
As discussed in the “Compensation Discussion and Analysis” section, our overall compensation objective is to compensate our executives and other key employees in a manner that attracts and retains the caliber of individuals needed to manage and staff a high-growth business operation in an innovative and competitive industry. Our employees are our most valuable asset, and we strive to provide them with compensation packages that are competitive, but that also reward personal performance, help meet our retention needs and reinforce their incentives to manage our business as owners, thereby aligning their interests with those of our stockholders.
To achieve these objectives, we historically have provided a significant portion of key employees’ total compensation in the form of equity awards, the value of which over time depends on our stock performance. Our goal is for long-term equity awards to continue to represent a significant portion of our key employees’ total compensation. We believe this approach helps to encourage long-term focus from our employees and provides the Company with an important retention tool for key employees, as the awards generally are subject to vesting over an extended period of time conditioned upon continued service with us.
We believe our strategy of granting equity judiciously to a limited number of key employees not only aligns their interests with those of our stockholders but also significantly contributes to our ability to retain our key employees while limiting our total equity dilution.
We also believe such incentives reinforce achievement of our financial business goals by linking a significant portion of a participant’s compensation to the achievement of performance goals by the Company, and in certain cases, a division or individual.
We compete for a limited pool of talented people, and face challenges in hiring and retaining such talent. We believe we must continue to use equity compensation to help attract, retain and motivate key employees to continue to grow our business and ultimately increase stockholder value.
The Board of Directors and the Compensation Committee believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key personnel. Our equity award program is a primary vehicle for offering long-term incentives to the best possible employees. Our named executive officers and directors have an interest in this proposal as they are eligible to receive equity awards under the 2010 LTIP.
We Will No Longer Have Sufficient Shares Available for Grant
The currently remaining shares under the 2010 LTIP are not enough to meet all of our anticipated equity program needs. As a result, we may not be able to issue equity to our key employees and directors in amounts that we believe are necessary to attract, retain and motivate them unless our stockholders approve the amendment to the 2010 LTIP.
We expect to grant full value awards (primarily in the form of restricted stock units and performance shares) covering approximately 550,000 shares over the next five years. Currently, we only have approximately 250,000 shares available for grant under the 2010 LTIP. Our 2010 LTIP also allows us to add back shares for future grants in certain circumstances, such as when an outstanding award expires, is forfeited, cancelled or otherwise terminated without the issuance of shares or is otherwise settled for cash. Based on our historic run rates, we expect approximately 200,000 shares will be returned to the 2010 LTIP pursuant to such provision. When taking into consideration anticipated forfeitures and cancellations over the next five years, our net grants (grants less cancellations, forfeitures and settlements of awards for cash) over such aggregate period is expected to be approximately 350,000 shares.
The alternative to using equity for retention and incentive purposes would be to increase our cash compensation. We do not believe increasing cash compensation to make up for any shortfall in equity awards would be practical or advisable because it could create a misalignment between the interests of employees and those of stockholders. Any significant increase in cash compensation in lieu of equity awards could reduce our cash flow from operations, which may adversely affect our business and operating results. We also do not believe that such a program would have significant long-term retention value with respect to our key employees.
We Manage Our Equity Incentive Program Carefully
We manage our long-term stockholder dilution by limiting the number of equity awards granted annually and granting what we believe to be the appropriate number of equity awards needed to attract, reward and retain key employees.
We have an active share repurchase program. In 2013, we repurchased 126,872 shares of our common stock, reducing the outstanding share base against which the 2010 LTIP burn rate is calculated. However, we believe that even with our growth over the past few years and our share repurchase program, we have managed our burn rate well.
As detailed in the table below, our three-year average adjusted burn rate, which we define as the number of shares subject to time-based equity awards granted and performance-based equity awards earned in a fiscal year divided by the weighted average common shares outstanding for that fiscal year, is 2.9% which is below the suggested 2014 burn rate cap of 4.16% published by Institutional Shareholder Services Inc. (ISS), a leading proxy advisory service. It is our intention to remain within the burn rate guidelines established by ISS for our industry.

Year	Option Grant	RSU Grant	PSU Earned	Shares Outstanding(1)	Unadjusted Burn Rate	Adjusted Burn Rate
2013	—	87,268	—	11,502,815	0.8%	1.9%
2012	—	95,240	45,493	11,450,789	1.2%	3.1%
2011	7,500	137,532	28,192	11,386,912	1.5%	3.7%
____________

(1)	Represents weighted average common shares outstanding at December 31, 2013, 2012 and 2011.
The 2010 LTIP Combines Compensation and Governance Best Practices

•	Administration. The 2010 LTIP is administered by the Compensation Committee of the Board of Directors, which is comprised entirely of independent non-employee directors.

•
Performance-Based Equity. As noted in our CD&A, we grant a significant portion of our annual equity awards in the form of performance shares which are completely “at risk” with potential earn-out subject to the achievement of key financial and strategic objectives.

•
 Stockholder approval is required for additional shares.    The 2010 LTIP does not contain an annual “evergreen” provision. The 2010 LTIP authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of securities that may be issued under the 2010 LTIP.

•
 Exchange or Repricing Programs are not allowed without stockholder approval.    The 2010 LTIP prohibits the repricing or other exchange of underwater stock options and stock appreciation rights (“SARs”) without prior stockholder approval.

•
 No discount stock options or stock appreciation rights.    All stock options and SARs have an exercise price equal to at least the fair market value of our common stock on the date the stock option or SAR is granted, except in certain situations in which we are assuming or replacing options granted by another company that we are acquiring.

•
 Share counting provisions.    In general, when awards granted under the 2010 LTIP expire or are canceled without having been fully exercised, or are settled in cash, the shares reserved for those awards will be returned to the share reserve and will be available for future awards. However, shares that are tendered by holders or withheld by us to pay the exercise price of a stock option or SAR will not be available for future awards. If a SAR is exercised, we will subtract from the shares available under the 2010 LTIP the full number of shares subject to the portion of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise.

•	Annual limits on non-employee director grants. The 2010 LTIP limits the number of shares available for each non-employee director award grants for each fiscal year of the Company.

•	No tax gross-ups. The 2010 LTIP does not provide for any tax gross-ups.

 Preserve the Company’s Ability to Deduct Certain Awards
As described above, the 2010 LTIP also is intended to give the Company, if it deems appropriate or desirable, the ability to grant awards that are intended to allow the Company to deduct in full for federal income tax purposes the compensation recognized by certain of its executive officers in connection with certain awards that may be granted to them under the 2010 LTIP. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and certain other executive officers. However, certain types of compensation, including “qualified performance-based compensation,” are generally excluded from this deductibility limit if certain requirements are met. To enable compensation in connection with stock options, SARs and certain full-value awards and performance bonus awards under the 2010 LTIP to qualify as “performance-based” within the meaning of Section 162(m), the 2010 LTIP limits the sizes of such awards as further described (among other requirements) below in the 2010 LTIP summary. Notwithstanding the foregoing, the Company retains the ability to grant awards under the 2010 LTIP that do not qualify as “performance-based” compensation within the meaning of Section 162(m).

Summary of the 2010 LTIP
The principal features of the 2010 LTIP are summarized below. The summary does not purport to be a complete statement of the 2010 LTIP and is qualified in its entirety by reference to the 2010 LTIP, a copy of which is attached as Annex II to this Proxy Statement.

Purpose

The 2010 LTIP was established to create incentives to motivate participants to put forth maximum effort on behalf of the Company and to enable us to attract and retain experienced individuals who, by their position, ability and diligence, are able to make important contributions to our success. Potential participants include non-employee directors, officers and key employees of the Company or its subsidiaries or affiliates, as well as any other individuals providing services to the Company or its subsidiaries or affiliates.

Administration

The 2010 LTIP is administered by our Compensation Committee, which has the full power and authority to interpret the 2010 LTIP. These powers include, but are not limited to, the authority to select persons to participate in the 2010 LTIP, determine the form and substance of grants under the 2010 LTIP, determine the conditions and restrictions, if any, subject to which such grants will be made, modify the terms of grants, accelerate vesting and waive terms or conditions under the 2010 LTIP. The Compensation Committee’s determinations and interpretations under the 2010 LTIP are binding on the Company, the participants in the 2010 LTIP and all other parties.
Eligibility

The 2010 LTIP is designed so that any employees, directors and other individuals providing services to the Company or its subsidiaries or affiliates can participate at the discretion of the Compensation Committee. However, the majority of awards to date under the 2010 LTIP have been granted to our directors, officers, division presidents and certain senior managers who have significant influence over the results of our operations and we expect our future grants under the 2010 LTIP, as we propose to amend it, will continue to be made to this limited group.
Awards

Types of awards available under the 2010 LTIP include stock options (both incentive and non-qualified), SARs, restricted stock, other stock-based awards and performance-based compensation awards.

Stock Options

A participant granted a stock option will be entitled to purchase a specified number of shares of our common stock during a specified term at a fixed exercise price, generally affording the participant an opportunity to benefit from the appreciation in the market price of our common stock from the date of grant. The exercise price will be established by the Compensation Committee and shall not be less than the fair value of a share of our common stock on the date of grant. The fair market value of our common stock, as reported on the NASDAQ Stock Market, on February 28, 2014 was $78.20 per share.

The Compensation Committee will determine the circumstances under which a stock option becomes exercisable and vested. Stock options may be exercised by payment in cash, delivery of outstanding shares of our common stock having a fair value equal to the exercise price, by a net exercise or cashless exercise procedure approved by the Compensation Committee, or any combination of the foregoing. The Compensation Committee will determine the term of each stock option, however, no option shall be exercisable more than ten years from the date of grant.

Stock Appreciation Rights

A SAR granted under the 2010 LTIP shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the fair market value of a specified number of shares of our common stock on the date of exercise over (b) the grant price of the right as specified by our Compensation Committee on the date of the grant. The grant price may not be less than the fair market value of the underlying shares on the date of grant. Payment of such excess may be in the form of cash, shares, other property or any combination thereof, as the Compensation Committee shall determine in its sole discretion. The term, methods of exercise, methods of settlement, and any other terms and conditions of any SAR shall be as determined by the Compensation Committee, provided that no SAR may have a term of more than ten years from the date of grant.

Restricted Stock

A restricted stock award is a grant of a specified number of shares of our common stock to a participant subject to a restricted period and the risk of forfeiture if such participant’s employment is terminated (upon certain circumstances) during such period. The terms and conditions of a restricted stock grant are determined by the Compensation Committee and the expiration of a restricted period may be conditioned upon the participant’s achievement of performance goals. The Compensation Committee also has the authority to determine whether or not the restricted stock has the right to receive dividends or to vote.

Other Stock-Based Awards

Other stock-based awards are grants of awards of shares or other awards that are valued, in whole or in part, by reference to, or are otherwise based on the fair market value of our common stock. Such other stock-based awards shall be in such form, and dependent on such conditions, as the Compensation Committee may determine, including, without limitation, the right to receive one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

Restricted stock units, or RSUs, are a form of other stock-based awards that we may grant. A RSU is a contractual right to receive a share of our common stock at the end of a specified period. RSUs are generally subject to the risk of forfeiture if such participant’s employment is terminated (upon certain circumstances) during such period. The Compensation Committee will determine the circumstances under which RSUs vest. The settlement of RSUs may be further deferred subject to parameters established by the Compensation Committee and upon such deferral the RSU shall be considered a deferred stock unit. Unless otherwise provided in the grant agreement, such deferral period shall end on the earliest of: the participant’s death, the termination of participant’s service, a change in control of the Company, or a future date selected by the participant. The Compensation Committee also has the authority to determine whether or not the RSUs have the right to receive dividend equivalents.

Performance-Based Compensation

Performance-Based Compensation awards (“Performance Awards”) are awards of shares of our common stock or other amounts based upon the achievement of certain objective performance goals. Performance Awards will be earned only if the performance objectives, established by the Compensation Committee, are met. The performance objectives shall be based on the achievement of performance goals based on one or more of the following performance measures: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) store openings or refurbishment plans; (xx) staff training; and (xxi) corporate social responsibility policy implementation.

Any performance measure may be (a) used to measure the performance of the Company and/or any of our subsidiaries or affiliates as a whole, any business unit, or any combination thereof, (b) compared to the performance of a group of comparable companies, or a published or special index or (c) adjusted by the Compensation Committee, at the time such performance goal is established, to add or remove the effect of non-recurring events, mergers and acquisitions, and financing transactions. Performance-Awards may not be adjusted upward, but may be adjusted downward at the discretion of the Compensation Committee

Amendment or Substitution of Awards

Subject to the terms of the 2010 LTIP, the Compensation Committee may amend awards as it deems appropriate; however, the exercise price of an option or SAR may not be reduced without stockholder approval. The Compensation Committee may establish an exchange program that permits holders to surrender outstanding awards under the 2010 LTIP or in exchange for the grant of new awards (including cash) under the 2010 LTIP or otherwise, or require holders of awards to surrender outstanding awards as a condition to the grant of new awards (including cash) under the 2010 LTIP or otherwise; provided, however, that such exchange programs may not be established without stockholder approval.

 Treatment of Awards in the Event of Termination of Service or Change in Control

Termination of Service

Under the 2010 LTIP, unless a grant agreement provides otherwise, if a participant’s employment is terminated for cause, all such participant’s outstanding awards will be cancelled and forfeited immediately. In addition, unless a grant agreement provides otherwise, if a participant’s employment is terminated for other than Cause, all of such participant’s (a) unvested awards will be cancelled and forfeited immediately and (b) vested awards will terminate upon the earlier of 90 days following such termination or the expiration of their term.

Our Compensation Committee has adopted forms of grant agreements which provide that if an employee participant’s service is terminated due to death, disability or retirement prior to the first anniversary of the date of grant, the unvested portion of the award will vest on a pro rata basis based on the number of full months of service the participant completed between the date of grant and the termination of service divided by the number of months in the applicable vesting schedule. In addition, the form of RSU grant agreement provides that in the event an employee participant’s service terminates due to death, disability or retirement on or after the first anniversary of the date of grant, the entire award shall become fully vested and non-forfeitable.

Change in Control

Under the 2010 LTIP, in the event of a change in control of the company, the Compensation Committee may, but is not obligated to, make adjustments to the terms and conditions of outstanding Awards including, but not limited to, (i) continuation or assumption of outstanding awards by the surviving company, (ii) substitution of awards by the surviving company with substantially the same terms for outstanding awards, (iii) accelerated exercisability, vesting and/or lapse of restrictions under outstanding awards (to the extent not provided in the Award Agreement), (iv) upon written notice, provide that any outstanding awards must be exercised during a reasonable period of time immediately prior to the change in control or other period, and at the end of such period, such awards shall terminate to the extent not so exercised, or (v) cancellation of all or any portion of outstanding awards for fair value.

Our Compensation Committee has adopted forms of grant agreements for employee participants which provide that if, within one year following a change in control, the participant’s service with the Company is terminated by the Company without cause or by the participant with good reason, then the unvested portion of the award will become fully vested and non-forfeitable on the date of the participant’s termination of service.

Number of Shares Available for Issuance

Shares Available

If our stockholders approve this proposal to increase the number of shares available for issuance under our 2010 LTIP, we will have approximately 700,000 shares of our common stock available for future awards under the 2010 LTIP. This amount includes approximately 250,000 shares that remain available for awards under our 2010 LTIP as of February 28, 2014. If any outstanding award under the 2010 LTIP expires, is forfeited, cancelled or otherwise terminated without the issuance of shares or is otherwise settled for cash, then such expired, forfeited, cancelled or otherwise terminated shares shall thereafter be returned to the 2010 LTIP and be available for future awards under the 2010 LTIP.

Consolidation of Shares from Prior Plans

Upon stockholder approval of the 2010 Plan Proposal we will continue to consolidate any previously granted shares that may become available again under our 2004 Long-Term Incentive Plan, 2005 Long-Term Incentive Plan and 2005 Directors’ Equity Incentive Plan (collectively, the “2004/2005 Plans”) with our 2010 LTIP. Any shares subject to awards granted under our 2004/2005Plans that (i) expire or otherwise terminate without having been exercised or (ii) are forfeited to or repurchased by us, will become available for grant under the 2010 LTIP, up to a maximum of 7,429 shares. No shares under our 2007 Long-Term Incentive Plan have ever been eligible for consolidation with our 2010 LTIP. Outstanding awards under the 2004/2005 Plans continue to be governed by the terms of the 2004/2005 Plans.

Adjustments
In the event of any adjustment, recapitalization, reorganization or other change in our capital structure, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, distribution to stockholders of a material amount of assets of the Company (including in the form of an extraordinary dividend) or any other change in the corporate structure or shares of the Company, the Compensation Committee will make such equitable adjustments as it deems appropriate (i) in the number and kind of shares covered by awards previously made under the 2010 LTIP and in exercise prices of outstanding awards, (ii) in the number of shares available for grant and applicable award limits under the 2010 LTIP and (iii) other value determinations applicable to the 2010 LTIP or outstanding awards.

Award Limits

Under the provisions of the 2010 LTIP, no more than 100,000 shares may be granted to any participant in any fiscal year.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2010 LTIP. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances. The Company cannot assure participants of any particular tax result. As such, participants should consult with their own tax advisors as the tax consequences of transactions under the 2010 LTIP.
Incentive Stock Options
An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.
Nonstatutory Stock Options
Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.
Stock Appreciation Rights
In general, no taxable income is reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any cash or shares of our common stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Restricted Stock Awards
A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Other Stock-Based Awards
The tax consequences of other stock-based awards will depend upon the terms of the award. Other stock-based awards may constitute a form of nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), which is described in more detail below.

Restricted Stock Unit Awards
There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Compensation Committee or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.
Performance-Based Awards
A participant generally will recognize no income upon the grant of a performance share, a performance unit, or performance bonus award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Section 409A
Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2010 LTIP with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.
Tax Effect for the Company
The Company generally will be entitled to a tax deduction in connection with an award under the 2010 LTIP in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include (among others) stockholder approval of the 2010 LTIP and its material terms, setting limits on the number of awards that any individual may receive and for awards other than certain stock options and SARs, establishing performance criteria that must be met before the award actually will vest or be paid. The 2010 LTIP has been designed to permit (but not require) the Compensation Committee to grant awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m).
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE 2010 LTIP. IT DOES NOT PURPORT TO BE COMPLETE,

AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

New Plan Benefits
The number of awards that an employee, director or consultant may receive under the 2010 LTIP is in the discretion of the Compensation Committee and therefore cannot be determined.
During 2013, awards with respect to 82,221 shares of the Company’s common stock were granted to the Named Executive Officers as a group under the 2010 LTIP, and awards with respect to 57,000 shares of the Company’s common stock were granted to our other employees under the 2010 LTIP. Approximately 43% percentage of these shares were “at-risk” representing performance shares and assume that they would be earned at the “target” level, however, no performance shares were earned in 2013.
Please refer to the “Director Compensation” section of this Proxy Statement for additional information regarding awards granted under the 2010 LTIP to non-employee members of the Board during the fiscal year ended December 31, 2013. In addition, please refer to the “Grants of Plan-Based Awards Table” in this Proxy Statement for a list of the awards granted to the Named Executive Officers during the fiscal year ended December 31, 2013.
The following table provides information with respect to awards granted under the 2010 LTIP during 2013 to the CEO, other Named Executive Officers, non-employee directors and non-executive officer employees as of February 28, 2014.

Position	Awards under the 2010 LTIP (#)(1)	Awards under the 2010 LTIP ($)
Thomas B. Perkins	26,000	$1,299,440
Stacy Loretz-Congdon	14,000	$687,960
Christopher L. Walsh	14,000	$687,960
Scott E. McPherson	14,000	$687,960
William G. Stein	13,000	$638,820
J. Michael Walsh	1,221	$60,000
Executive Group Total	82,221	$4,062,140
Non-Employee Directors	8,547	$420,000
Non-Executive Officer Employees	57,000	$2,800,980
Total	147,768	$7,283,120
____________

(1)	Awards granted to NEOs and other employees in 2013 include 60,500 of performance shares with a fair value of approximately $3.0 million. No performance shares were earned in 2013.

Equity Compensation Plan Information

The following table sets forth certain information regarding securities authorized for issuance under the Company’s current equity compensation plans as of December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options and vesting of RSUs		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column 1)
Equity compensation plans approved by security holders
2007 Long-Term Incentive Plan(1)	96,958	$24.63	—
2010 Long-Term Incentive Plan(1)	131,533	$1.88	259,949
Equity compensation plans not approved by security holders(2)			—
2004 Long-Term Incentive Plan - Options	4,376	$31.70	—
2005 Long-Term Incentive Plan - RSU	3,053	$0.01	—
Total	235,920		259,949

____________

(1)	Includes non-qualified stock options, restricted stock units and performance shares.

(2)
Information pertaining to the plans adopted without the approval of security holders is set forth in the financial statements in the Annual Report on Form 10-K and is incorporated herein by reference thereto.

Vote Required and Board of Directors’ Recommendation
The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the 2010 Plan Proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the 2010 Plan Proposal.
The Board of Directors Recommends a Vote “For” the Approval of the 2010 Plan Proposal.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Core-Mark’s financial reporting process on behalf of the Board of Directors and reports to the Board of Directors on audit, financial and related matters. Core-Mark’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP (the independent registered public accounting firm for year ended December 31, 2013) was responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), and to issue its reports thereon. The Audit Committee oversees these processes.

In this context, the Audit Committee has met and held discussions with Core-Mark’s management and the independent auditor. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance.

In addition, the Audit Committee discussed with the independent auditor such auditor’s independence from the Company and its management, and the independent auditor provided to the Audit Committee the written disclosures and communications required by the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal audit staff and independent auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal audit staff and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of Core-Mark’s internal controls, and the overall quality of Core-Mark’s financial reporting.

Based on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Core-Mark’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Stuart W. Booth, Chairman
Gary F. Colter
Robert G. Gross
Harvey L. Tepner

PROPOSAL 4. RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“D&T”) has been selected by the Audit Committee of the Board of Directors to audit the accounts of Core-Mark and its subsidiaries for the year ending December 31, 2014. D&T served as our independent auditor for 2013. At the Annual Meeting, the stockholders are being asked to ratify the selection of D&T as Core-Mark’s independent auditor for 2014. If ratification is withheld, the Audit Committee will reconsider its selection. A representative of D&T will attend our Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

The Board of Directors recommends that the stockholders vote FOR Proposal 4.

Auditor Fees
The aggregate professional fees and expenses billed by D&T for the audit of our annual financial statements for 2013 and 2012 and fees and expenses billed for audit related services, tax services and all other services rendered for these periods are as follows:

	2013	2012
Audit Fees(1)	$1,372,029	$1,534,144
Audit Related Fees(2)	—	63,854
Tax Fees(3)	45,545	42,500
Total	$1,417,574	$1,640,498
____________

(1)
These are fees and expenses for professional services performed and billed by D&T and include the audit of our annual financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided in connection with statutory or regulatory filings, consents and other SEC filings.

(2)
These are fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, and include fees associated with accounting for, and auditing of, acquisitions and consultations concerning financial accounting and reporting matters.

(3)	These are fees for professional services related to tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services
Core-Mark’s Audit Committee is responsible for appointing Core-Mark’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below, and must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.
Audit Services.  Under the policy, the Audit Committee is to appoint Core-Mark’s independent auditor each year and pre-approve the engagement of the independent auditor for the audit services to be provided. In addition, the Audit Committee must pre-approve any additions or modifications to such audit services.
Non-Audit Services.  In accordance with the policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent auditor during the year. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditor.
All services performed by D&T in 2012 and 2013 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Requirements for Stockholder Proposals to be Considered for Inclusion in Core-Mark’s Proxy Materials

Any proposal that a stockholder wishes to submit for inclusion in Core-Mark’s proxy materials for the 2015 Annual Meeting of Stockholders pursuant to and in accordance with SEC Rule 14a-8 must be received by Core-Mark not later than December 9, 2014.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Core-Mark’s bylaws (which are posted on the Company's website) provide that any proposal that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Core-Mark’s Proxy Statement and related materials, must be received by the Company within a specified period prior to the annual meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2015 Annual Meeting such proposal must be delivered to Core-Mark no earlier than January 20, 2015 and no later than February 19, 2015. In addition, any stockholder proposal to Core-Mark must set forth the information required by Core-Mark’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2015 Annual Meeting will confer discretionary authority to vote on proposals submitted outside of Rule 14a-8 that do not comply with this deadline.
Any stockholder proposals or notices submitted to Core-Mark in connection with the 2015 Annual Meeting should be addressed to: Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080.

ANNEX I

Reconciliation of Non-GAAP Measures to GAAP

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2013	2012	% Change
Net income	$41.6	$33.9	22.7%
Interest expense, net(1)	2.2	1.8
Income tax provision	24.4	21.5
Depreciation & amortization	27.2	25.3
LIFO expense	8.7	12.3
Stock-based compensation expense	4.6	5.8
Foreign currency transaction losses, net	0.8	0.2
Adjusted EBITDA	$109.5	$100.8	8.6%
____________

(1)	Interest expense, net, is reported net of interest income.

ANNEX II

Core-Mark Holding Company, Inc.
2010 Long-Term Incentive Plan
(As amended, effective May 20, 2014)
Article 1.Establishment & Purpose

1.1    Establishment. Core-Mark Holding Company, Inc., a Delaware corporation (the “Company”), hereby establishes the 2010 Long-Term Incentive Plan (the “Plan”) as set forth herein.

1.2    Purpose of the Plan. The purpose of this Plan is to attract, retain and motivate officers, employees, non-employee directors, and other individuals providing services to the Company and its Subsidiaries and Affiliates and to promote the success of the Company’s business by providing the participants of the Plan with appropriate incentives.

Article 2.Definitions

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.
2.1    “Affiliate” means any Subsidiary and any other entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls, or any other entity designated by the Board in which the Company, a Subsidiary or any other Affiliate has a substantial direct or indirect equity interest.

2.2    “Annual Award Limit” shall have the meaning set forth in Section 5.1(b) hereof.

2.3    “Award” means any Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award, or Performance-Based Compensation Award that is granted under the Plan.

2.4“Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written statement issued by the Company, a Subsidiary, or Affiliate to a Participant describing the terms and conditions of the actual grant of such Award and not providing for any approval or execution by the Participant.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Business Combination” means a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

2.7    “Cause” unless otherwise provided in any Award Agreement, means the occurrence of one or more of the following events: (a) conviction of, or agreement to a plea of nolo contendere to, a felony; (b) willful misconduct or gross negligence that has caused demonstrable and serious injury to the Company or a Subsidiary, monetary or otherwise; (c) willful insubordination or failure to follow a reasonable, lawful directive of the Board or the Participant’s direct or indirect supervisor made in good faith that has caused demonstrable and material injury to the Company or a Subsidiary, monetary or otherwise; (d) breach of duty of loyalty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary that has caused demonstrable and material injury to the Company or a Subsidiary, monetary or otherwise; (e) material violation of the Company’s written codes of conduct that has caused demonstrable and material injury to the Company or a Subsidiary, monetary or otherwise; or (f) any willful breach of any written policy or any confidential or proprietary information, non-compete or non-solicitation covenant for the benefit of the Company, its Subsidiaries or any of its affiliates that has caused demonstrable and material injury to the Company.

2.8    “Change in Control” means the occurrence after the Effective Date of one of the following events:

(a)     any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
(b)    the Incumbent Directors cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; provided that, any person who becomes a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then in office; but provided further that, any such person whose initial assumption of office on the Board is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not become an Incumbent Director;
(c)    the consummation of any Business Combination, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company;
(d)    the stockholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company;
(e)    the stockholders of the Company approve the sale or other disposition of all or substantially all of the assets of the Company and such transaction is consummated; or
(f)    the stockholders of the Company approve a going private transaction which will result in the Shares no longer being publicly traded and such transaction is consummated.
2.9    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.10        “Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan. To the extent applicable, the Committee shall have at least two members, each of whom shall be (a) a Non-Employee Director, (b) an Outside Director, and (c) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.

2.11        “Covered Employee” means for any Plan Year, a Participant designated by the Company as a potential “covered employee” as such term is defined in Section 162(m) of the Code.

2.12        “Director” means a member of the Board who is not an Employee.

2.13        “Effective Date” means the date set forth in Section 15.14 hereof.

2.14        “Employee” means an officer or other employee of the Company, a Subsidiary or Affiliate, including a member of the Board who is an employee of the Company, a Subsidiary or Affiliate.

2.15        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.16        “Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have a lower exercise price and different terms), Awards of a different type, and/or cash, and/or (b) the exercise price of an outstanding Award is reduced. The Committee will determine the terms and conditions of any Exchange Program in its sole discretion; provided, however, that the Committee may only institute an Exchange Program with the approval of the Company’s stockholders.

2.17        “Fair Market Value” means, as of any date, the per Share value determined as follows, in accordance with applicable provisions of Section 409A of the Code:

(a)the officially quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on a nationally recognized stock exchange or any established over-the-counter trading system on which dealings take place ; or

(b)in the absence of an established market for the Shares of the type described in (a) above, the per Share Fair Market Value thereof shall be determined by the Committee in good faith and in accordance with applicable provisions of Section 409A of the Code.

2.18        “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.

2.19        “Incumbent Directors” means the persons who on the Effective Date constitute the Board and any other persons who subsequently become “Incumbent Directors” pursuant to Section 2.8(b) hereof.

2.20        “Non-Employee Director” means a person defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

2.21        “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.22        “Other Stock-Based Award” means shall have the meaning set forth under Article 9 hereof.

2.23        “Option” means any stock option granted from time to time under Article 6 hereof.

2.24        “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 hereof.

2.25        “Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.26        “Participant” means any eligible person as set forth in Section 4.1 hereof to whom an Award is granted.

2.27        “Performance-Based Compensation” means compensation under an Award that is intended to constitute “qualified performance-based compensation” within the meaning of the regulations promulgated under Section 162(m) of Code or any successor provision.

2.28        “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.29        “Person” means any natural person, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority, or any other organization, irrespective of whether it is a legal entity and includes any successor (by merger or otherwise) of such entity.

2.30        “Plan Year” means the applicable fiscal year of the Company.

2.31        “Restricted Stock” means any Award granted under Article 8 hereof.

2.32        “Restriction Period” means the period during which Restricted Stock awarded under Article 8 of the Plan is subject to forfeiture.

2.33        “Share” means a share of the common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Article 13 hereof.

2.34        “Stock Appreciation Right” means any right granted under Article 7 hereof.

2.35        “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations, other than the last corporation in each unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.36        “Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or a Subsidiary or Affiliate.

Article 3.Administration

3.1    Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and Award Agreements and full authority to select the Participants to whom Awards will be granted, to determine the type and amount of Awards to be granted to each such Participant and the terms and conditions of Awards and Award Agreements, and to determine the terms and conditions of any, and with the approval of the Company’s stockholders, to institute an Exchange Program. Without limiting the generality of the foregoing, the Committee may, in its sole discretion, but subject to the limitations in Article 12 and Sections 6.6 and 10.5 hereof, clarify, construe or resolve any ambiguity or omission in any provision of the Plan or any Award Agreement, extend the term or period of exercisability of any Awards, accelerate the vesting of any Award, or waive any terms or conditions applicable to any Award. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Subsidiaries or Affiliates or a company acquired by the Company or with which the Company combines, provided that the Company may not institute an Exchange Program without stockholder approval. The Committee shall have full and exclusive discretionary power to adopt rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper. Notwithstanding anything in this Section 3.1 to the contrary, the Board, or any other committee or sub-committee established by the Board, is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder and to act in lieu of the Committee with respect to Awards made to Non-Employee Directors under the Plan. All actions taken and all interpretations and determinations made by the Committee or by the Board (or any other committee or sub-committee thereof), as applicable, shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2    Delegation. The Committee may delegate to one or more of its members, one or more officers of the Company or any of its Subsidiaries or Affiliates, and one or more agents or advisors such administrative duties or powers as it may deem advisable; provided that the Committee shall not delegate to officers of the Company or any of its Subsidiaries or Affiliates the power to make grants of Awards to officers of the Company or any of its Subsidiaries or Affiliates; provided, further, that no delegation shall be permitted under the Plan that is prohibited by applicable law.

Article 4.Eligibility and Participation

4.1    Eligibility. Participants will consist of such Employees, Directors and other individuals providing services to the Company or any Subsidiary or Affiliate as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

4.2    Type of Awards. Awards under the Plan may be granted in any one or a combination of: (a) Options, (b) Stock Appreciation Rights, (c) Restricted Stock, (d) Other Stock-Based Awards, and (e) Performance-Based Compensation Awards. The Plan sets forth the performance goals and procedural requirements to permit the Company to design Awards that qualify as Performance-Based Compensation, as described in Article 10 hereof. Awards granted under the Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan shall prevail.

Article 5.Shares Subject to the Plan and Maximum Awards

5.1    Number of Shares Available for Awards.

(a)
General. Subject to adjustment as provided in Section 5.1(c) and Article 13 hereof, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be ~~659,952~~1,109,952 Shares. The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 50,000 Shares, subject to Article 13 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions. The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. Any unvested Shares forfeited by a Participant due to termination of Service, any unearned Performance Shares, or any unexercised Options, shall again be available for Awards; provided, however, that such Shares shall continue to be counted as granted for purposes of determining whether an Annual Award Limit has been attained. Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan.

(b)
Annual Award Limits. The maximum number of Shares with respect to Awards denominated in Shares that may be granted to any Participant in any Plan Year shall be 100,000 Shares, subject to adjustments made in accordance with Article 13 hereof, subject to adjustments made in accordance with Article 13 hereof (the “Annual Award Limit”).

(c)
Additional Shares. In the event that any outstanding Award expires, is forfeited, cancelled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for Awards. If the Committee authorizes the assumption under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, of awards granted under another plan, such assumption shall not (i) reduce the maximum number of Shares available for issuance under this Plan or (ii) be subject to or counted against a Participant’s Annual Award Limit. Any Shares subject to stock options or similar awards granted under the Company’s 2004

Long-Term Incentive Plan and the 2005 Long-Term Incentive Plan (the “Previous Plans”) that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Previous Plans that are forfeited to or repurchased by the Company (up to a maximum of 456,000 Shares), will also become available for grant under the Plan.

Article 6.Stock Options

6.1    Grant of Options. The Committee is hereby authorized to grant Options to Participants. Each Option shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article 6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options, provided that Options granted to Directors shall be Nonqualified Stock Options. An Option granted as an Incentive Stock Option shall, to the extent it fails to qualify as an Incentive Stock Option, be treated as a Nonqualified Stock Option. Neither the Committee nor the Company or any of its Subsidiaries or Affiliates shall be liable to any Participant or to any other Person if it is determined that an Option intended to be an Incentive Stock Option does not qualify as an Incentive Stock Option. Options shall be evidenced by Award Agreements which shall state the number of Shares covered by such Option. Such Award Agreements shall conform to the requirements of the Plan, and may contain such other provisions, as the Committee shall deem advisable.

6.2    Terms of Option Grant. The Option Price per Share shall be determined by the Committee at the time of grant, but shall not be less than 100% of the Fair Market Value of a Share on the date of grant. In the case of any Incentive Stock Option the Option Price per Share shall be (a) if granted to a person other than a Ten Percent Shareholder, not less than 100% of the Fair Market Value of a Share on the date of grant or (b) if granted to a Ten Percent Shareholder, not be less than 110% of the Fair Market Value of a Share on the date of grant.

6.3    Option Term. The term of each Option shall be determined by the Committee at the time of grant and shall be stated in the Award Agreement, but in no event shall such term be greater than ten years (or, in the case on an Incentive Stock Option granted to a Ten Percent Shareholder, five years).

6.4    Time of Exercise. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.5    Method of Exercise. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (a), (b), (c), (d), or (e) in the following sentence (including the applicable tax withholding pursuant to Section 15.3 hereof). The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (a) in cash or its equivalent (e.g., by cashier’s check), (b) to the extent permitted by the Committee, in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (c) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (b) above), (d) to the extent permitted by the Committee, by reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value equal to the Option Price, or (e) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.

6.6    Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) at the date of grant. The aggregate Fair Market Value (generally determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company and of any “parent corporation” or “subsidiary corporation” shall not exceed $100,000, or the Option shall be treated as a Nonqualified Stock Option. For purposes of the preceding sentence, Incentive Stock Options will be taken into account generally in the order in which they are granted. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

Article 7.Stock Appreciation Rights

7.1    Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant. Such payment may be in the form of cash, Shares, other property or any combination thereof, as the Committee shall determine in its sole discretion.

7.2    Terms of Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price (which shall not be less than 100% of the Fair Market Value of a Share on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such other conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate. No Stock Appreciation Right shall have a term of more than ten years from the date of grant.

Article 8.Restricted Stock

8.1    Grant of Restricted Stock. The Committee is hereby authorized to grant Restricted Stock to Participants. An Award of Restricted Stock is a grant by the Committee of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events. Participants shall be awarded Restricted Stock in exchange for consideration not less than the minimum consideration required by applicable law. Restricted Stock shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions, as the Committee shall deem advisable.

8.2    Terms of Restricted Stock Awards. Each Award Agreement evidencing a Restricted Stock grant shall specify the period(s) of restriction, the number of Shares of Restricted Stock subject to the Award, the performance, employment or other conditions (including the termination of a Participant's service whether due to death, disability or other cause) under which the Restricted Stock may be forfeited to the Company and such other provisions as the Committee shall determine. Any Restricted Stock granted under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such Shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period). At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and the legend shall be removed and such number of Shares delivered to the Participant (or, where appropriate, the Participant's legal representative).
8.3    Voting and Dividend Rights. The Committee shall determine and set forth in a Participant’s Award Agreement whether or not a Participant holding Restricted Stock granted hereunder shall have the right to exercise voting rights with respect to the Restricted Stock during the Restriction Period (the Committee may require a Participant to grant an irrevocable proxy and power of substitution) and have the right to receive dividends on the Restricted Stock during the Restriction Period (and, if so, on what terms).

8.4    Performance Goals. The Committee may condition the grant of Restricted Stock or the expiration of the Restriction Period upon the Participant's achievement of one or more performance goal(s) specified in the Award Agreement. If the Participant fails to achieve the specified performance goal(s), the Committee shall not grant the Restricted Stock to such Participant or the Participant shall forfeit the Award of Restricted Stock to the Company, as applicable, unless otherwise provided in the Participant’s Award Agreement.

8.5    Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code concerning Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.Other Stock-Based Awards

The Committee, in its sole discretion, may grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of Shares (the “Other Stock-Based Awards”), including without limitation, restricted stock units and dividend equivalent rights. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).
Article 10.Performance-Based Compensation

10.1    Grant of Performance-Based Compensation Awards. To the extent permitted by Section 162(m) of the Code, the Committee is authorized to design any Award so that the amounts or Shares payable or distributed pursuant to such Award are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations. The vesting, crediting and/or payment of Performance-Based Compensation may be based on the achievement of any objective performance goals allowable under Section 162(m) of the Code and related regulations.

10.2    Performance Measures. The vesting, crediting and/or payment of Performance-Based Compensation shall be based on the achievement of objective performance goals based on one or more of the following Performance Measures: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) store openings or refurbishment plans; (xx) staff training; and (xxi) corporate social responsibility policy implementation.

Any Performance Measure may be (i) used to measure the performance of the Company and/or any of its Subsidiaries or Affiliates as a whole, any business unit thereof or any combination thereof against any goal including past performance or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate. Subject to Section 162(m) of the Code, the Committee may adjust the performance goals (including to prorate goals and payments for a partial Plan Year) in the event of the following occurrences: (a) non-recurring events, including divestitures, spin-offs, or changes in accounting standards or policies; (b) mergers and acquisitions; and (c) financing transactions, including selling accounts receivable.
10.3    Establishment of Performance Goals for Covered Employees. No later than 90 days after the commencement of a Performance Period (but in no event after 25% of such Performance Period has elapsed), the Committee shall establish in writing: (a) the performance goals applicable to the Performance Period; (b) the targets to be used to measure the performance goals in terms of an objective formula or standard; (c) the formula for computing the amount of compensation payable to the Participant if such performance goals are obtained; and (d) the Participants or class of Participants to which such performance goals apply. The outcome of such performance goals must be substantially uncertain when the Committee establishes the goals.

10.4    Adjustment of Performance-Based Compensation. Awards that are designed to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

10.5    Certification of Performance. Except for Awards that pay compensation attributable solely to an increase in the value of Shares, no Award designed to qualify as Performance-Based Compensation shall be vested, credited or paid, as applicable, with respect to any Participant until the Committee certifies in writing that the performance goals and any other material terms applicable to such Performance Period have been satisfied.

10.6    Terms of Performance-Based Compensation Awards. Each provision of the Plan and each Award Agreement relating to Performance-Based Compensation shall be construed so that each such Award shall be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and related regulations, and any provisions of the Award Agreement thereof that cannot be so construed shall be disregarded.

Article 11.Termination of Service

11.1    Termination of Service For Cause. Unless the Award Agreement provides otherwise, all of a Participant’s Awards (including any exercised Awards for which Shares have not been delivered to the Participant) shall be cancelled and forfeited immediately on the date the Participant’s service terminates (in accordance with the definition of “separation from service” under Section 409A of the Code) if such termination is for Cause or Cause exists on such date and the Company shall return to the Participant the price (if any) paid for such undelivered Shares.

11.2    Termination of Service For Reason Other Than For Cause. If a Participant’s service is terminated other than a termination for Cause, then unless the Award Agreement provides otherwise, all unvested Awards will terminate immediately as of the date the Participant’s service terminates and all vested Awards will terminate on the earliest of (a) the expiration of their term and (b) the 90th day following such termination.

Article 12.Compliance with Section 409A of the Code

12.1    General. The Company intends that all Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the payments. Notwithstanding the Company’s intention, in the event any Award is subject to Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the Plan and/or any Award from the application of Section 409A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section 409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.
12.2    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter.

12.3    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Article 13.Adjustments

13.1    Adjustments in Authorized Shares. In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, amalgamation, or other like change in capital structure (other than normal cash dividends to stockholders of the Company), or any similar corporate event or transaction, the Committee, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in its sole discretion, the number and kind of Shares or other property that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares or other property subject to outstanding Awards, the Option Price, grant price or purchase price applicable to outstanding Awards, the Annual Award Limits, and/or other value determinations applicable to the Plan or outstanding Awards.

13.2    Change in Control. Upon the occurrence of a Change in Control after the Effective Date, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall determine otherwise in the Award Agreement, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof): (a) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (b) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding Awards; (c) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (d) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; and (e) cancellation of all or any portion of outstanding Awards for fair value (as determined in the sole discretion of the Committee and which may be zero) which, in the case of Options and Stock Appreciation Rights or similar Awards, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Awards (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being cancelled) over the aggregate Option Price or grant price, as applicable, with respect to such Awards or portion thereof being canceled.

Article 14.Duration, Amendment, Modification, Suspension, and Termination

14.1    Duration of the Plan. Unless sooner terminated as provided in Section 14.2 hereof, the Plan shall terminate on the tenth anniversary of the Effective Date.

14.2    Amendment, Modification, Suspension, and Termination of Plan. The Committee may amend, alter, suspend, discontinue or terminate this Plan or any portion thereof or any Award (or Award Agreement) hereunder at any time, in its sole discretion.

Article 15.General Provisions

15.1    No Right to Service. The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

15.2    Settlement of Awards; Fractional Shares. Each Award Agreement shall establish the form in which the Award shall be settled. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be rounded, forfeited or otherwise eliminated.

15.3    Tax Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, Participants may elect (subject to the Company's automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

15.4    No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

15.5    Section 16 Participants. With respect to Participants subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

15.6    Non-Transferability of Awards. Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant except in the event of his or her death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate. No transfer shall be permitted for value or consideration. An award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. Any permitted transfer of the Awards to heirs or legatees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

15.7    Conditions and Restrictions on Shares. The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.

15.8    Rights as a Stockholder. Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

15.9    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

15.10    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person. To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

15.11    No Constraint on Corporate Action. Nothing in the Plan shall be construed to (a) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.

15.12    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

15.13    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

15.14    Effective Date. The Plan shall be effective as of the date of adoption by the Board, which date is set forth below (the “Effective Date”).

15.15    Stockholder Approval. The Plan will be submitted for approval by the stockholders of the Company at an annual meeting or any special meeting of stockholders of the Company within 12 months of the Effective Date. Any Awards granted under the Plan prior to such approval of stockholders shall be effective as of the date of grant, but no such Award may be exercised or settled and no restrictions relating to any Award may lapse prior to such stockholder approval, and if stockholders fail to approve the Plan as specified hereunder, the Plan and any Award shall be terminated and cancelled without consideration.

*     *    *

This Plan was duly adopted and approved by the Board of Directors of the Company by unanimous written consent on the 1st day of April, 2010.

DIRECTIONS TO THE
HYATT REGENCY SAN FRANCISCO AIRPORT HOTEL

Hyatt Regency San Francisco Airport Hotel
1333 Bayshore Highway
Burlingame, CA 94010

From San Francisco International Airport (2 miles) and Points North: Take 101 South toward San Jose. Exit Millbrae Ave. Turn left on Millbrae Ave. Turn right at the second stoplight onto Bayshore Hwy. Proceed through 4 stoplights. Hotel is on the right hand side.

From San Jose Airport (approximately 30 miles) and Points South: Take 101 North to the Broadway Exit. Take the Airport Blvd ramp toward Bayshore Blvd, then turn left onto Bayshore Hwy. Hotel is on the left hand side.

From Oakland Airport (approximately 30 miles) and Points East: Take I-880 South toward San Jose. Merge onto CA-92 W toward San Mateo Br. Merge onto US-101 N toward San Francisco to the Broadway Exit. Take the Airport Blvd ramp toward Bayshore Blvd, then turn left onto Bayshore Hwy. Hotel is on the left hand side.

CORE-MARK HOLDING COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 20, 2014
10:00 a.m. PT

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 20, 2014.

By signing the proxy, you revoke all prior proxies, acknowledge receipt of the notice of the stockholder's annual meeting to be held May 20, 2014 and the proxy statement, and appoint Thomas B. Perkins and Gregory P. Antholzner, and each of them with full power of substitution, to vote all shares of Common Stock of Core-Mark Holding Company, Inc. that you are entitled to vote, either on your behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Core-Mark, to be held on Tuesday, May 20, 2014 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE EIGHT NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

To be signed and dated on reverse side. *See reverse side for voting instructions.*

Core-Mark
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/core
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 19, 2014.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 19, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR All of the Nominees Listed and FOR Proposals 2, 3 and 4 Below.

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
a. Robert A. Allen	☐	☐	☐	**e.** Thomas B. Perkins	☐	☐	☐
b. Stuart W. Booth	☐	☐	☐	**f.** Harvey L. Tepner	☐	☐	☐
c. Gary F. Colter	☐	☐	☐	**g.** Randolph I. Thornton	☐	☐	☐
d. Robert G. Gross	☐	☐	☐	**h.** J. Michael Walsh	☐	☐	☐

2. Advisory resolution to approve executive compensation. ☐ For ☐ Against ☐ Abstain

4. To ratify the selection of Deloitte & Touche LLP as Core-Mark's independent registered public accounting firm to serve for the fiscal year ending December 31, 2014. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE EIGHT NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3 AND 4.

Date ______________________________

Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.